EXHIBIT (99.6)

PUBLIC ACCOUNTS OF ONTARIO
2014–2015
Annual Report
and Consolidated
Financial Statements

Treasury Board Secretariat Office of the President 99 Wellesley Street West Room 4320, Whitney Block Toronto, ON M7A 1W3 Tel.: 416-327-2333 Fax: 416-327-3790	Secrétariat du Conseil du Trésor Bureau du président 99, rue Wellesley Ouest Édifice Whitney, bureau 4320 Toronto, ON M7A 1W3 Tél. : 416 327-2333 Téléc. : 416 327-3790

The Honourable Elizabeth Dowdeswell, OC, OOnt
Lieutenant Governor of Ontario
Legislative Building
Queen's Park
Toronto, ON  M7A 1A1

May It Please Your Honour:

The undersigned have the honour to present the Public Accounts of the Province of Ontario for the fiscal year ended March 31, 2015, in accordance with the requirements of the Financial Administration Act.

Respectfully submitted,

Originally signed by                                                                                                                                                            Originally signed by

The Honourable Deb Matthews                                                                                                The Honourable Charles Sousa
Deputy Premier                                                                                                                         Minister of Finance
President of the Treasury Board
Minister Responsible for the                                                                                                      Toronto, September 2015
Poverty Reduction Strategy

Toronto, September 2015

CONTENTS

Foreword  iii
Introduction  1
Guide to the Public Accounts  3
Annual Report  3
Supporting Volumes  4
Statement of Responsibility  5
FINANCIAL STATEMENT DISCUSSION AND ANALYSIS
Overview  9
Analysis of 2014–15 results  10
Revenue  10
Expense  12
Infrastructure investment  14
The reserve  14
Borrowing and financial position  14
Indicators of financial condition  17
Fiscal management  24
Program Review, Renewal and Transformation  25
Managing compensation costs  25
Maintaining tax fairness and a level playing field for business  27
Strengthening government transparency, financial management
and fiscal accountability  27
Reporting on government priorities  28
Infrastructure  28
Climate change  30
Strengthening retirement security  30
A fair society  31
Accountability and transparency  34
Trillium Trust  34
Open Government  34
Agency and broader public sector oversight  35
Accounting standards  35
Comparison of interim to actual results  37
CONSOLIDATED FINANCIAL STATEMENTS
Auditor's Report 41
Consolidated Statement of Operations 43
Consolidated Statement of Financial Position 44
Consolidated Statement of Change in Net Debt 45
Consolidated Statement of Change in Accumulated Deficit 46
Consolidated Statement of Cash Flow 47
Notes to the Consolidated Financial Statements 48
Schedules to the Consolidated Financial Statements 81
Glossary 100
Sources of Additional Information 106

FOREWORD
I am pleased to present the Province of Ontario's Public Accounts for the year 2014–15. For the first time, the government is providing some of our Public Accounts information online in a more visual and user-friendly format. Our objective is to increase transparency about the Province's finances and assist the public in understanding and using Ontario's financial information.
Our government is focused on building Ontario up and ensuring the province is the best place to live, from childhood to retirement, and where everyone has the opportunity to realize their full potential. We have a four-part plan that includes investing in people's talents and skills, building new infrastructure like roads and transit, creating a dynamic, innovative environment where business thrives, and building a secure retirement savings plan.
The deficit for 2014–15 is $10.3 billion, down $2.2 billion from the $12.5 billion projection in the 2014 Budget. This marks the sixth year in a row that spending has been lower than forecast. This success is due to an ongoing focus on managing growth in spending and working to achieve the best possible value for every dollar spent. As a result of beating its deficit targets, Ontario's accumulated deficit is more than $25 billion lower than it otherwise would have been.
We know there is hard work ahead to eliminate the deficit by 2017–18 and we will make the tough but necessary decisions to ensure our province continues to grow. Our path to balance is focused on Program Review, Renewal and Transformation, managing compensation costs, and maintaining tax fairness and a level playing field for business. As President of the Treasury Board, I have been working closely with the Minister of Finance Charles Sousa and members of the Program Review, Renewal and Transformation (PRRT) Sub-Committee of Treasury Board to manage government expenses and achieve our savings targets.
Our government is focused on managing public-sector compensation. Our government values the work of the tremendous people who support our world-class public services. Our goal is to negotiate fair agreements that balance the interests of employees with the need to provide sustainable and affordable public services. We have been clear in both the 2014 and 2015 Budgets that there is no new funding for compensation increases and any modest wage increases must be offset by other measures to create a net zero outcome. All public-sector partners must continue to work together to control current and future compensation costs.
In the 2015 Budget, Building Ontario Up, we put forward a plan to continue investing in Ontario and supporting important programs and services. We know that Ontario's greatest strength is its people and our highly skilled workforce is diverse and adaptive, and helps provide a competitive advantage over other jurisdictions.
Employment has rebounded strongly from the recessionary low in June 2009, with over half a million net new jobs created — the majority of which are in industries paying above-average wages. These high-quality jobs provide opportunities for personal development, while also creating financial stability and securing prosperity for all Ontarians.
We are investing more than $130 billion over 10 years in public infrastructure, such as roads, bridges and transit, including $31.5 billion in dedicated funds through the Moving Ontario Forward plan. Ontario is renewing and expanding public infrastructure to support Ontario industries, create jobs and provide long-term benefits to Ontarians and the economy. Over the last decade, the Province has made major investments in infrastructure, supporting mobility and economic growth. Ontario is also moving ahead with its plan to unlock the value of certain Provincial assets to help support investments in transit, transportation and other priority infrastructure projects through the Moving Ontario Forward plan.
Our government is also committed to ensuring that all Ontarians have the support they need to realize their full potential. Ontario's plan for a fair society is a blueprint for making the province a better place for everyone. We will continue to enhance critical supports for Ontarians, with a focus on ensuring that all Ontarians get the high-quality health care services they need and rely on and investing in initiatives that help lift people out of poverty.
For many workers in today's economy, pension coverage through workplace plans is difficult to attain. As well, all Ontarians will face greater financial pressure and uncertainty due to longer average lifespans. That is why we are strengthening retirement income security through the Ontario Retirement Pension Plan (ORPP) to provide a predictable, lifelong stream of retirement income to eligible Ontarians.
Our government is taking a deliberate and thoughtful approach to balancing the budget by 2017–18, but we will do so while continuing to make investments that create jobs, expand opportunities and enhance prosperity for all Ontarians. We know there are difficult choices ahead as we transform public services to deliver better outcomes for people, but people can be assured that their government will take a fair, balanced and evidence-informed approach, one that protects and improves the services that matter to Ontarians.

              Originally signed by
The Honourable Deb Matthews
Deputy Premier
President of the Treasury Board
Minister Responsible for the Poverty Reduction Strategy

INTRODUCTION
The Annual Report is a key element of the Public Accounts of the Province of Ontario and is central to demonstrating the Province's transparency in reporting its financial activities and position and its accountability for financial resources.
This Annual Report presents Ontario's financial results and position for the year ending March 31, 2015, as well as progress on the government's priorities. It compares the Province's actual financial results for the 2014–15 fiscal year to the Budget plan presented on July 14, 2014, following the provincial general election in June, and explains major variances.
Further supporting the government's commitment to accountability and transparency in financial reporting, the Annual Report also outlines trends in a number of financial indicators over the past several years and reports on performance in key sectors. The Annual Report helps users of the financial statements to understand the impacts of economic conditions, combined with the government's decisions, on the Province's financial position for the year.
Producing the Public Accounts of Ontario, including the three supplementary volumes and this Annual Report, requires teamwork and collaboration on the part of many staff members across Ontario's public sector. In addition, the Office of the Auditor General plays a critical role in auditing and reporting on the Province's financial statements. I would like to thank everyone who was involved in preparing the 2014–15 Public Accounts for their contributions.
We welcome your comments on the Public Accounts. Please share your thoughts by email at infoTBS@ontario.ca, or by writing to the Office of the Provincial Controller, Re: Annual Report, Treasury Board Secretariat, Second Floor, Frost Building South, 7 Queen's Park Crescent, Toronto, Ontario  M7A 1Y7.

          Originally signed by
Murray Lindo, CPA, CMA
Assistant Deputy Minister and Provincial Controller
Treasury Board Secretariat

GUIDE TO THE PUBLIC ACCOUNTS
The Public Accounts of the Province of Ontario comprise this Annual Report and three supporting volumes.
Annual Report
The Annual Report includes a Financial Statement Discussion and Analysis section that looks at the Province's financial results, indicators of financial condition, results achieved and other information. It also contains the Consolidated Financial Statements, which are made up of several documents and schedules:
●
The Auditor General's Report expresses the opinion of the Auditor General as to whether the statements present fairly the annual financial results and financial position of the government in accordance with Canadian public-sector accounting standards.

●
The Consolidated Statement of Operations shows government revenue, the cost of providing programs and services, and debt financing costs. The result is the annual surplus or deficit. The statement includes a comparison to the Budget plan presented on July 14, 2014, and the financial results for the previous year.

●
The Consolidated Statement of Financial Position shows the assets of the Province, which are classified as financial or non-financial, and its obligations. The Province's net debt consists of its total obligations less its financial assets, which include cash, short-term investments and investments in government business enterprises. The Province's accumulated deficit is its net debt less the value of its non-financial assets.

●
The Consolidated Statement of Change in Net Debt shows the impact of financing the annual deficit and investing in such capital assets as highways, bridges and government buildings. As well, this statement reflects the annual change in the fair value of the Ontario Nuclear Funds Agreement (ONFA) investments.

●	The Consolidated Statement of Change in Accumulated Deficit shows the impact of the annual deficit and unrealized gains and losses due to changes in the fair value of the ONFA investments.
●
The Consolidated Statement of Cash Flow shows the sources and uses of cash over the period. Sources of cash include taxation and other revenue, increases in debt and decreases in financial investments, while uses of cash include operating expenses and investments in infrastructure and other assets. The Statement shows the impact of all these items on the Province's holdings of cash and cash equivalents over the year.

●
Notes and schedules form an integral part of the Consolidated Financial Statements. They provide further information on the financial activities underlying the various statements, a summary of the Province's significant accounting policies and discussion of expected upcoming changes to accounting standards.

Supporting Volumes
Volume 1 contains ministry statements and detailed schedules of debt and other items. The ministry statements compare actual expenses to the amounts appropriated by the Legislative Assembly, including those set out in the Estimates, Supplementary Estimates and annual Supply Act (as modified by any Treasury Board Orders), other statutes and any special warrants. The ministry statements include amounts appropriated to fund some provincial organizations, including hospitals, school boards and colleges. The results of all provincial organizations in the government reporting entity are consolidated with those of the Province to produce the Consolidated Financial Statements, following the methodology described in Note 1 to the statements.
Volume 2 contains the individual financial statements of significant provincial corporations, boards and commissions that are part of the government's reporting entity, and other miscellaneous financial statements.
Volume 3 contains detailed schedules of ministry payments.

STATEMENT OF RESPONSIBILITY
The Consolidated Financial Statements are prepared by the Government of Ontario in compliance with legislation and in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (PSAB) of Chartered Professional Accountants of Canada (CPA Canada) and, where applicable, the recommendations of the Accounting Standards Board (AcSB) of CPA Canada.
The government accepts responsibility for the objectivity and integrity of these Consolidated Financial Statements and the Financial Statement Discussion and Analysis.
The government is also responsible for maintaining systems of financial management and internal control to provide reasonable assurance that transactions recorded in the Consolidated Financial Statements are within statutory authority, assets are properly safeguarded, and reliable financial information is available for preparation of these Consolidated Financial Statements.
The Consolidated Financial Statements have been audited by the Auditor General of Ontario and her report appears on page 41 of this document.

Originally signed by                                                                                                                Originally signed by                                                                                                       Originally signed by

Scott Thompson	Greg Orencsak	Murray Lindo, CPA, CMA
Deputy Minister Ministry of Finance	Deputy Minister, Treasury Board Secretariat and Secretary of Treasury Board and Management Board of Cabinet	Assistant Deputy Minister and Provincial Controller Treasury Board Secretariat
August 21, 2015	August 21, 2015	August 21, 2015

FINANCIAL STATEMENT DISCUSSION

AND ANALYSIS

OVERVIEW

2014–15 Actual results against 2014 Budget Plan Table 1 ($ Billions)
	2014 Budget	2014–15 Actual	Variance
Revenue	118.9	118.5	(0.4)
Expense
Programs	119.4	118.2	(1.2)
Interest on debt	11.0	10.6	(0.4)
Total Expense	130.4	128.8	(1.6)
Reserve	1.0	–	(1.0)
Annual Deficit	(12.5)	(10.3)	(2.2)
Note: Budget and variance numbers may not add due to rounding.
The deficit for the 2014–15 fiscal year was $10.3 billion, an improvement of $2.2 billion from the $12.5 billion projection in the 2014 Budget.
The improvement over plan was due in large part to the Ontario government's focus on managing growth in spending. Total spending for 2014–15 was $128.8 billion, against a planned $130.4 billion. This reflected savings across ministries and their agencies, as well as lower-than-projected interest expense. Over the past four years, the Province has held average annual growth in program spending to 1.4 per cent, less than the rate of inflation, while continuing to invest in priority programs and services like health care and education.
For 2014–15, revenues of $118.5 billion were slightly below the projection of $118.9 billion in the 2014 Budget. Despite the change from forecast, economic growth supported a 2.3 per cent increase in revenues from $115.9 billion in 2013–14. Real provincial gross domestic product (GDP) expanded by 2.2 per cent in 2014, slightly above the 2.1 per cent forecast in the 2014 Budget.
This report provides further details on results for 2014–15 and discusses five-year trends in key indicators of financial position.
It also discusses non-financial objectives in several priority areas for government, including:
•	Infrastructure investments;
•	Climate change initiatives;
•	Improving retirement security; and
~~•~~	Creating a fair society.
This report also outlines important initiatives to enhance transparency and accountability, and concludes with a comparison of interim results reported in the 2015 Budget to actual numbers reported in the Consolidated Financial Statements.

ANALYSIS OF 2014–15 RESULTS

Details of 2014–15 Actual results against Budget Plan[1] ($ Billions)			Table 2
	2014 Budget	2014–15 Actual	Variance
Revenue
Taxation	83.4	82.3	(1.1)
Government of Canada	21.9	21.6	(0.3)
Income from government business enterprises	5.0	5.6	0.6
Other non-tax revenue	8.6	9.0	0.4
Total revenue	118.9	118.5	(0.4)

Expenses
Health sector	50.1	50.0	0.0
Education sector[2]	24.8	24.6	(0.2)
Postsecondary and training sector	7.8	7.7	(0.2)
Children's and social services sector	15.0	14.7	(0.3)
Justice	4.3	4.3	0.1
Other programs	17.4	16.9	(0.5)
Total program expense	119.4	118.2	(1.2)

Interest on debt	11.0	10.6	(0.4)

Total Expense	130.4	128.8	(1.6)
Deficit before reserve	(11.5)	(10.3)	(1.2)
Reserve	1.0	–	(1.0)
Annual Deficit	(12.5)	(10.3)	(2.2)
Notes:
[1] Budget and variance numbers may not add due to rounding.
[2] Teachers' Pension Plan expense is included in "Other programs." In the Consolidated Financial Statements, this expense item appears under the Ministry of Education. Schedule 4 to the financial statements provides details.

Revenue
Provincial taxation revenue is closely tied to Ontario's economic performance. In the 2014 calendar year, Ontario real GDP grew by a solid 2.2 per cent, driven by gains in external trade and consumer spending. This GDP result was slightly above the 2.1 per cent forecast for growth in the 2014 Budget, and much stronger than the 1.3 per cent achieved in 2013. The more robust growth was supported by the sharp decline in oil prices, a lower Canadian dollar and a strengthening U.S. economy.
In 2014–15, revenues increased by $2.6 billion, or 2.3 per cent, compared to 2013–14. Taxation revenue growth of 2.9 per cent, or $2.3 billion, was supported by 2014 nominal GDP growth of 3.6 per cent. Taxation revenues increased across most sources, partially offset by a $1.9 billion decrease in corporations tax reflecting one-time adjustments in respect of prior years. The combined net incomes of government business enterprises were also up $0.3 billion, or 5.2 per cent, from the previous year. Federal transfers declined by $0.7 billion, or 3.0 per cent, year to year, mainly because of a reduction in equalization payments, partially offset by increased health and social transfers. Other non-tax revenue increased by $0.7 billion, or 8.5 per cent, largely due to the gain on the sale of the Province's remaining General Motors shares during 2014–15.

Share of revenue by sources, 2014–15

Chart 1

Education property tax 4.7%
Personal income tax 24.7%
Other taxes 13.6%
Other non-tax revenue 7.6%
Income from government business enterprises 4.7%
Sales tax 18.3%
Federal transfers 18.2%
Corporations tax 8.1%

Note: Total revenue was $118.5 billion.
May not add to 100% due to rounding.

Revenue was slightly below projection, at $118.5 billion against a forecast $118.9 billion.
The below-forecast result was mainly due to lower 2013 corporate income tax assessments and higher refunds to corporations for years before 2009, resulting in a reduction of $697 million in expected corporations tax revenue. As well, a reduction of $248 million in sales tax revenues occurred due to revisions in Harmonized Sales Tax (HST) entitlement estimates.
Federal transfer payments were $267 million below plan mainly due to revised timelines for Building Canada Fund projects and lower transfers to government agencies, including Agricorp and Toronto 2015 Pan/Parapan American Games.
Below-plan performance in corporate and sales tax and federal transfers was offset to a significant degree by stronger performance from other revenue sources.
The combined net income of government business enterprises was $589 million above plan. This was mostly attributable to Ontario Power Generation Inc., reflecting its lower operating costs and better market performance of its nuclear funds.
An increase in other non-tax revenue of $443 million from plan was largely a result of a higher-than-targeted gain from unlocking the value of the Province's assets through the sale of its remaining shares in General Motors Company, and higher recoveries of earlier-year spending from various ministries. As noted on page 34, the value of the gain from the sale of the General Motors shares has been dedicated to the Trillium Trust.
Expense
At $128.8 billion, total expense in 2014–15 was $1.6 billion lower than the 2014 Budget plan. Program spending was $118.2 billion, down from a planned $119.4 billion, largely reflecting the government's ongoing focus on managing spending. For the sixth year in a row, program spending was lower than forecast. In addition, interest on debt expense was $375 million below plan.
Year over year, spending grew by 2.0 per cent. This reflected, in large part, increased utilization of major programs, such as physician services and drug benefits, as well as additional funding for the rollout of full-day kindergarten, community care and other social supports, such as social assistance and developmental services.

Share of program expense by sector, 2014–15

Chart 2

Other programs 14.3%
Health 42.3%
Justice 3.7%
Postsecondary education and training 6.5%
Children's and social services 12.4%
Education* 20.8%

Notes:

Total program spending was $118.2 billion.

* Teachers' Pension Plan is included in other programs.

The 2014 Budget plan included two government-wide expense reduction targets, both of which were achieved: $250 million for program review and $1.1 billion for year-end expense reductions, for a total of $1.35 billion. The expected achievement of these targets was included in the planned program spending of $119.4 billion for 2014–15.
In addition to planned government-wide reduction targets of $1.35 billion, other expense reductions of $1.2 billion were also achieved, resulting in actual program expense of $118.2 billion, as shown in Table 2 and Chart 2. In total, these reductions amounted to $2.5 billion in 2014–15.
These additional expense reductions of $1.2 billion resulted from the following:
~~•~~
Children's and social services sector expense was $303 million below forecast. This was due in large part to lower-than-expected take-up of low-income benefits such as Ontario Works and the Ontario Child Benefit.

•
In the food and agriculture sector, spending was $248 million lower than planned. The decrease was due in part to favourable growing conditions and stronger commodity prices that reduced required payments under weather-related programs.

•
Education sector expense was $212 million lower than projected, due mainly to lower-than-expected school board expense. The major factors were slightly lower-than-projected student enrolment and a higher share of funding spent on capital projects, as well as higher revenues from third parties that are netted against school board spending.

•
Postsecondary and training sector expense was $167 million lower than planned. Lower-than-forecast enrolment resulted in lower spending on university operating grants and student financial assistance. As well, spending on employment and training programs was below plan, partially offset by higher expense on tax credits to employers to support training.

•	Lower-than-forecast spending on business support programs and the Innovation Tax Credit were the main reasons for a decrease of $195 million from plan in economic development expenses.
•
Health sector expense was $42 million below plan. Lower spending in clinical education, as well as some other programs, was largely offset by increases in some program areas, including physician services, drug programs and hospital sector expenses.

Interest on debt expense was $375 million below plan, resulting mainly from lower-than-forecast interest rates, effective debt management to reduce associated costs and a one‐time gain from the sale of asset‐backed commercial paper that was written down in prior fiscal years.
Infrastructure investment
Infrastructure spending in 2014–15 was $12.8 billion. These investments are part of the government's plan to invest more than $130 billion in infrastructure over the period from 2014–15 to 2023–24. Examples of the significant investments that are being made across the province in such priority areas as transportation and transit are discussed in the "Reporting on government priorities" section on page 28.
Infrastructure expenditures, 2014–15[1] ($ Billions)			Table 3
Sector	Investment in Capital Assets[2]	Transfers and Other Infrastructure Expenditures[3]	Total Infrastructure Expenditures
Transportation and transit	5.3	0.5	5.9
Health	3.2	0.4	3.6
Education	1.8	0.0	1.8
Postsecondary and training	0.4	0.2	0.5
Other sectors	0.4	0.6	1.0
Totals[4]	11.1	1.7	12.8
Notes:
[1] Numbers may not add due to rounding.
[2] Includes adjustments for the net book value of assets disposed of during the year, as well as reductions and increases in values.
[3] Mainly transfers for capital purposes to municipalities and universities and expenditures for capital repairs. These transfers are recorded as expenses in the Province's Consolidated Statement of Operations.
[4] Includes third-party investments in consolidated entities such as hospitals, colleges and schools.

Total infrastructure spending for 2014–15 was lower than the $14.5 billion set out in the 2014 Budget plan, mainly due to lower-than-forecast construction activity.
The reserve
For planning purposes, a reserve is included in the planned surplus/deficit each year to guard against unforeseen revenue and expense changes that could have a negative impact on the Province's fiscal performance. The 2014 Budget plan included a $1.0 billion reserve. Without the reserve, the actual deficit result of $10.3 billion would not have been affected.
Borrowing and financial position
The government completed an annual borrowing program of $39.8 billion in 2014–15. The total amount borrowed reflected a prudent approach to cash management. It included the $35.0 billion need that was forecast in the 2014 Budget and $4.8 billion of the government's projected 2015–16 need. The pre-borrowing capitalized on continuing low interest rates and strong demand for Ontario bonds.
Net new financing totalled $19.2 billion. Net debt as of March 31, 2015, was $284.6 billion, $4.7 billion lower than forecast in the 2014 Budget.
Although lower by $375 million than forecast in the 2014 Budget, interest expense totalled $10.6 billion in 2014–15, an increase of $63 million from a year earlier. Eliminating the deficit is key to helping control growth in interest expense.
Ontario's borrowing program also provides funds used to finance infrastructure projects, including transit, roads, hospitals and schools. These infrastructure investments steadily increase the level of assets available to provide public services.
The net book value of the Province's tangible capital assets was $97.1 billion at the end of the 2014–15 fiscal year, up from $90.6 billion a year earlier.
The following table summarizes how the Province used its net new financing in 2014–15:
Use of new financing by the Province, 2014–15 ($ Billions)	Table 4
Operating deficit and other transactions[1]	8.3
Cash invested in capital assets owned by the Province and its consolidated organizations, including hospitals, school boards and colleges[2]	11.1
Increase in the Province's cash and investments	0.8
20.2
Increase in other long-term financing[3]	(1.0)
Net new financing	19.2
[1] The Province's operating deficit of $10.3 billion offset by a net $2.0 billion in changes to assets and liabilities that provided cash for operating purposes. See the Consolidated Statement of Cash Flow.
[2] New investments of $11.2 billion less proceeds of $0.1 billion from the sale of tangible capital assets.
[3] Including net increase in financing of capital projects through Alternative Financing and Procurement that reflects a claim on future government resources. See Note 4 to the Consolidated Financial Statements

The Province's net debt-to-GDP ratio was 39.5 per cent at the end of fiscal 2014–15, compared to the 40.3 per cent forecast in the 2014 Budget. The government continues to maintain a target of reducing the ratio of net debt to GDP to its pre-recession level of 27 per cent.

Net debt as a share of GDP

Chart 3

Per Cent
45
40
35
30
25
20
32.3
29.5
28.4
27.1
27.5
26.6
27.6
26.8
26.2
28.1
32.5
34.1
35.8
37.1
38.4
39.5
39.9
39.9
39.3
1999–00
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
Actual
Outlook

Note: Net debt of hospitals, school boards and community colleges is consolidated starting in 2005–06. See Note 1, Summary of Significant Accounting Policies, for information regarding consolidated entities.

Net debt for 2014–15 included a one-time increase of $1.7 billion, reflecting the Province's adoption of a new accounting standard for reporting environmental liabilities. See Note 7, Other Liabilities to the Consolidated Financial Statements. The change is also discussed in more detail on page 35 under "Accountability and transparency."

INDICATORS OF FINANCIAL CONDITION
The use of financial indicators helps the public and other readers of the Annual Report assess the financial health of the Province. Through the levels and trends of these indicators, readers are able to gauge the impacts of economic and other events on the Province's finances, as well as how the government has responded.
For greater transparency and accountability, the Province last year expanded the number of indicators on which it reports. The measures it now reports, and the purpose of each, are as follows:
•
Composition of revenue by source: the extent to which the government is vulnerable to changes in external sources of revenue, like federal transfers, over which it has limited or no control. (See Chart 4.)

•
Composition of expense by sector: how total spending is divided among sectors; unusually fast growth in one sector may not be sustainable and may reduce flexibility in overall spending plans. (See Chart 5.)

•
Spending per capita and as a share of GDP: the degree to which government spending represents a claim on economic activity, which has an impact on a government's fiscal flexibility and sustainability. (See Chart 6.)

•
Net debt to GDP and net debt per capita: a measure of the relationship between the government's obligations and the size of the economy and population, which is another indicator of the government's fiscal flexibility and sustainability. (See Chart 3 and Chart 7.)

•	Unhedged foreign currency exposure: the degree to which the government is vulnerable to fluctuations in foreign currencies. (See Chart 8.)
As well, last year the Province began providing an additional two years of historic data to help readers assess trends over a longer period. These enhancements reflect the Province's commitment to ensuring its financial reports are readable and useful and support accountability.
As Chart 4 shows, Ontario continues to benefit from a high proportion of own-source revenue, including taxation, to help pay for programs and services. Taxation revenue has recovered over the past five years, in step with the improving economic picture. Federal transfers peaked as a share of total revenue at 21.5 per cent in 2010–11, reflecting stimulus spending to help counter the recession. Although Ontario relies mainly on its own sources of revenue, it remains vulnerable to federal decisions that could, in many instances, result in volatility and uncertainty in the amount of federal transfers that Ontario receives.

Composition of revenues by source

Chart 4

$ Billions
120
100
80
60
40
20
0
2010–11
2011–12
2012–13
2013–14
2014–15
Taxation
Federal transfers
Income from GBEs*
Other

* Government business enterprises (Hydro One Inc., Liquor Control Board of Ontario, Ontario Lottery and Gaming Corporation, and Ontario Power Generation Inc.).

Chart 5 shows the extent to which Ontario has been able to manage growth in spending on programs and services. Because health care represents the largest share of government program spending, transformation efforts to make the sector more efficient and sustainable are vital to managing overall spending growth. These continuing efforts moderated the year-over-year growth in health sector spending to 2.3 per cent in 2014–15. Before the transformation that started in 2012–13, the sector had been experiencing an average annual growth rate of about 6.0 per cent since 2003–04.

Composition of expense by sector

Chart 5

$ Billions
120
100
80
60
40
20
0
2010–11
2011–12
2012–13
2013–14
2014–15
Health
Education
PSE/Training*
Children/Social**
Justice
Other programs
Interest expense

* Postsecondary education and training.

** Children's and social services.

With revenue growth steady but modest, careful management of spending in all areas has been critical to achieving Ontario's fiscal plans. Provincial program spending has been lower than forecast each year since the fall 2009 Ontario Economic Outlook and Fiscal Review. Between 2010–11 and 2014–15, the annual growth rate in program spending has been held on average to 1.4 per cent.
Interest on debt expense has also been consistently below forecast, but has nonetheless grown gradually from 7.8 per cent of total spending in 2010–11 to the current level of 8.3 per cent.
As Chart 6 shows, Ontario's program spending and interest costs have remained relatively stable on a per-capita basis since 2010–11, reflecting the government's ability to manage spending carefully as revenue faltered, and then began to recover from the impacts of the 2008–09 global recession. Ontario consistently has the lowest per-capita program spending among all Canadian provinces. As a result of responsible management of spending and Ontario's economic growth, total spending to GDP has fallen from 19.3 per cent in 2010–11 to the current level of 17.9 per cent.

Spending per capita and as a share of GDP

Chart 6

Spending per capita
Dollars
Spending as a share of GDP
Per Cent
10,000
8,000
6,000
4,000
2,000
0
25.0
20.0
15.0
10.0
2010–11
2011–12
2012–13
2013–14
2014–15
Programs
Interest on debt
share of total expense to GDP (right axis)

The Province's accumulated deficit is basically the sum of all the deficits and surpluses it has incurred over time. There is also a small component that reflects unrealized gains/losses each year on Ontario Power Generation investments required under the Ontario Nuclear Funds Agreement. As well, in 2014–15 there was a one-time increase of $1.7 billion to reflect a new accounting policy for environmental liabilities.
Under Public Sector Accounting Board (PSAB) requirements, governments in Canada report both their accumulated deficit and their net debt. Net debt is calculated by subtracting financial assets from total liabilities. As Illustration 1 shows, another way of looking at this is that net debt equals tangible capital assets plus accumulated deficit.

Net debt, accumulated deficit and tangible capital assets

Illustration 1

Financial assets
Tangible capital assets
Total assets
Accumulated deficit
Equivalent to net debt
Less financial assets
Net debt
Total liabilities

Net debt = total liabilities less financial assets.

As noted on page 16, in the "Borrowing and financial position" section, the ratio of net debt to GDP was 39.5 per cent at March 31, 2015.
Chart 7 looks at the growth of net debt per capita and its two components, described above. Ontario plans to control the growth in spending to reduce and then eliminate the annual deficit, which will in turn constrain the growth in net debt.

Net debt per capita and its components

Chart 7

Dollars ($)
20,000
15,000
10,000
5,000
0
2010–11
2011–12
2012–13
2013–14
2014–15
Attributable to:
Accumulated deficit
Tangible capital assets

The stock of tangible capital assets, the other component of net debt, has risen because of significant investments in infrastructure. The value of tangible capital assets — including roads, transit systems, bridges, schools and hospitals — has risen from just over $5,000 per capita in 2010–11 to more than $7,000 per capita in 2014–15.
The majority of Ontario's borrowings are in Canadian dollars. For example, in 2014–15, strong global investor demand for Canadian-dollar assets, the liquidity of Ontario benchmark bonds and continuing confidence in the Province allowed Ontario to borrow 79 per cent of its need in Canadian dollars. This was well above the target of at least 70 per cent set out in the 2014 Budget. The Province completed 82 per cent of its borrowing in Canadian dollars in 2013–14 and 72 per cent in 2012–13. At the peak of the global financial crisis in 2009–10, only 49 per cent of the Province's bond issues were in Canadian dollars.

Unhedged foreign currency exposure (vs 5% exposure limit)

Chart 8

Per Cent
5.0
4.0
3.0
2.0
1.0
0.0
2010–11
2011–12
2012–13
2013–14
2014–15

As a result of the increasing share of funds borrowed in Canadian dollars, only a small portion of outstanding debt is in other currencies. Borrowing in other currencies can make a government vulnerable to fluctuations in exchange rates if the exposure is not hedged.
The Province reduces its exposure by using currency swaps and foreign exchange forward contracts. Its foreign exchange exposure limit is set at five per cent; as Chart 8 shows, unhedged exposure has been well below that limit for the past five years. As a result, Ontario is protected from higher interest costs that would otherwise result from a decline in the value of the Canadian dollar.

FISCAL MANAGEMENT
Managing spending in 2014–15 underpins the government's commitment to achieving a balanced budget by 2017–18. The plan to achieve balance by 2017–18, as set out in the 2015 Budget, projected a deficit of $8.5 billion for 2015–16, followed by a $4.8 billion deficit in 2016–17 and a return to balance the following year.
The Province's plan to balance the budget builds on past success: in each fiscal year between 2010–11 and 2014–15, the government beat its annual deficit target.
There are four key elements in this strategy to balance the budget while continuing to make important investments:
•	Program Review, Renewal and Transformation;
•	Managing compensation costs;
•	Maintaining tax fairness and a level playing field for business; and
•	Strengthening government transparency, financial management and fiscal accountability.
Program Review, Renewal and Transformation
The 2014 Budget announced that the government was implementing an annual program savings target, and set this target at $250 million for 2014–15. The target was met through a number of initiatives that achieved the reductions while continuing to support front-line services.
The fall 2014 Ontario Economic Outlook and Fiscal Review announced Program Review, Renewal and Transformation (PRRT) as a key element of the government's plan to achieve a balanced budget. A fundamentally new approach to multi-year planning and budgeting, PRRT is designed around four key principles:
•	Examining how every government dollar is spent;
•	Using evidence to inform better choices and improve outcomes;
•	Looking across government to find the best way to deliver services; and
•	Taking a multi-year approach to find opportunities to transform programs and achieve savings.
Led by the President of the Treasury Board, and supported by a sub-committee of Treasury Board/Management Board of Cabinet, PRRT is taking an across-government perspective and is identifying both short- and longer-term opportunities to transform programs and services. At the same time, the government is prepared to make tough choices to end programs that are not performing, do not link to key priorities or no longer serve a clear public interest.
The 2015 Budget outlined a series of initiatives identified through PRRT for 2015–16 and future years to improve outcomes while managing costs.
Managing compensation costs
Managing compensation costs is critical to balancing the budget, as more than half of government spending goes to salaries and benefits, including those of both the Ontario Public Service (OPS) and broader public sector (BPS). All public-sector partners must continue to work together to control current and future compensation costs.
Ontario's existing fiscal framework does not include additional funding for wage increases, so any increases must be offset by other measures to create a net zero outcome over the life of the collective agreement. For example:
•
The government reached a new four-year agreement with the Association of Management, Administrative and Professional Crown Employees of Ontario in August 2014, which was estimated to produce savings of roughly $45 million in 2014–15. The agreement includes a wage freeze in the first two years and a 1.4 per cent increase in each of the third and fourth years. The wage increases in 2016 and 2017 were offset over the four-year term through changes to benefits and entitlements that are planned to result in a net zero outcome.

•
In the electricity sector, the Power Workers' Union ratified agreements with Ontario Power Generation in May 2015 and Hydro One Inc. in July 2015. Both three-year agreements will achieve a net zero outcome.

•
The United Steelworkers and the Teamsters — Rail unions ratified agreements with the Ontario Northland Transportation Commission in March and July 2015 respectively. Both agreements are consistent with the net zero framework.

Since July 2012, the average annual negotiated wage increase across Ontario's provincial public sector has been 0.7 per cent. This is lower than Ontario's municipal public sector (1.9 per cent), the federal public sector in Ontario (1.7 per cent) and Ontario's private sector (1.9 per cent).
The government has also taken steps to ensure executives at designated BPS organizations, which include hospitals, school boards, colleges, universities and other organizations, receive fair but reasonable compensation. The new Broader Public Sector Executive Compensation Act, 2014, allows the Province to set sector-specific compensation frameworks. These frameworks will consider all aspects of compensation, including benefits and hard caps on salaries, and will reflect consultation and extensive research. With significant compliance and enforcement measures, these new frameworks are intended to achieve better value for money while ensuring BPS organizations can attract and retain talented individuals.
Maintaining tax fairness and a level playing field for business
A fair and efficient tax system is critical to sustaining public services. The 2014 Budget noted that when businesses aggressively avoid or evade paying taxes, everyone else is left to make up the shortfall, putting the competitiveness of legitimate businesses at risk.
Since 2013–14, the Province has taken concrete measures to help ensure tax fairness and a level playing field for business. These include enhanced auditing and compliance activities through a multi-year agreement with the Canada Revenue Agency to address the underground economy and corporate tax avoidance in Ontario. The Province has also targeted areas at high risk of underground economic activity with pilot initiatives that focus on mitigating unfair and unsafe circumstances for Ontario's workers and consumers.
In total, these and other efforts have generated an estimated $600 million in additional revenue for Ontario to date. The Province will build on these successful initiatives with new approaches to ensuring revenue integrity. It has, for example, made illegal the use, manufacture or distribution of electronic sales suppression technologies. These sophisticated technologies, known as "zappers," are used by some businesses to conceal sales records, including the tax paid by consumers. Under the new measures, businesses that use zappers, as well as those that develop or sell the technology, will be subject to fines, imprisonment, or both.
Strengthening government transparency, financial management and fiscal accountability
The Province continues to strengthen its financial management, ensure clear and consistent accounting practices, enhance governance and accountability, and provide better data and information to the public through more channels. These are important elements in achieving its fiscal plan, delivering government programs and services efficiently and effectively, and reporting results clearly. More detail on this is provided under the section "Accountability and transparency," beginning on page 34.

REPORTING ON GOVERNMENT PRIORITIES
While continuing to work to achieve a balanced budget by 2017–18, the government is taking action in key areas including infrastructure, climate change, strengthening retirement security, and a fair society.
In 2014–15, the government took action on those priorities as follows.
Infrastructure
Investing in infrastructure is a central pillar of the government's economic plan. Modern infrastructure is essential for a well-functioning economy and prosperous society. It includes roads, bridges, public transit, hospitals, schools and water systems, all of which are important elements that together allow a strong economy and modern society to thrive.
Since 2003, the Province has invested more than $100 billion in public infrastructure. These investments, which align with Building Together, Ontario's long-term infrastructure plan, are part of the government's goal to make Ontario a safer, more competitive and more productive province.
The 2014 Budget announced a commitment to invest more than $130 billion in public infrastructure over 10 years. This included dedicating funds for Moving Ontario Forward, the government's initiative to invest in bridges, transit, roads and other priority infrastructure across the province.
Also in the 2014 Budget, the government announced the creation of the Premier's Advisory Council on Government Assets, chaired by Ed Clark, former Group President and Chief Executive Officer of TD Bank Group. The council was asked how to get the most out of key government assets to generate better returns and revenues for Ontarians.
The Council delivered its final recommendations on Hydro One to the Province in April 2015. These included a recommendation on broadening the ownership of Hydro One through an initial public offering of about 15 per cent of the common shares in Hydro One, with additional share sales in subsequent years. Over time, share offerings would total up to 60 per cent of the voting securities in Hydro One.
The setting of rates for Hydro One services would continue to be the responsibility of the independent regulator, the Ontario Energy Board, which already regulates both government-owned and private-sector companies in the energy sector.
The government has passed legislation that would allow the value of the net proceeds from the ownership changes to Hydro One to be dedicated to the Trillium Trust and be used to finance transit, transportation and other priority infrastructure projects across the province.
The 2015 Budget increased the planned total for Moving Ontario Forward by $2.6 billion to a total of $31.5 billion, to support investments of about $16 billion in transit projects in the Greater Toronto and Hamilton Area (GTHA) and about $15 billion in transportation and other priority projects outside the GTHA.
The Moving Ontario Forward funds are supporting such projects as:
•
The Regional Express Rail initiative, which will give people throughout the GTHA new travel options, with faster and more frequent GO rail service and electrification on core segments of the GO rail network.

•	New transit projects in Mississauga, Brampton and Hamilton.
•
The Ontario Community Infrastructure Fund, has been established to provide $100 million a year in funding for critical road, bridge, water and wastewater projects. In February 2015, the Province approved 78 projects through the application-based component to help municipalities maintain, repair, expand or update vital infrastructure.

Additional examples of transportation projects receiving funding from the Province include:
•	Ongoing light rail transit projects in Toronto, Ottawa and the Region of Waterloo.
•
The Right Honourable Herb Gray Parkway in Windsor–Essex, providing an express route to the country's busiest land border crossing. An eight-kilometre stretch of the parkway opened to traffic in June 2015.

•	Four-laning an additional 13 kilometres of Highway 11/17 between Nipigon and Thunder Bay on the north shore of Lake Superior. The enhanced section of highway opened to traffic in the fall of 2014.
The Province is also supporting community and local infrastructure, for example with:
•
The largest infrastructure project associated with the 2015 Pan/Parapan American Games, the Athletes' Village, which was home to about 10,000 athletes and officials during the Games. The village will now be transformed into a mixed-use neighbourhood with affordable housing, a new YMCA, health services and a residence for George Brown College students.

The Province is also investing in modern health care and learning infrastructure:
•	Across Ontario, roughly 40 major hospital projects are under construction or in various stages of planning; in the past year, eight major projects were completed.
•	In 2014–15, the Ministry of Education provided funding towards a total of 113 major capital projects that will result in 52 new schools, 40 additions and 21 major retrofits.
•	The Province also contributed funding to 14 capital projects at colleges and universities in 2014–15.
Climate change
Ontario is providing leadership on climate change through initiatives that are intended to support healthier, more livable communities and economic prosperity for present and future generations.
As part of achieving those goals:
•
Ontario is introducing a cap and trade program, which aims to effectively reduce the amount of greenhouse gas pollution in the atmosphere by setting a limit on emissions, rewarding innovative companies, and creating more opportunities for investment in Ontario. The Province has also joined 22 states and regions across the Americas in signing the first-ever Pan-American Climate Action Statement.

•
In 2014, Ontario ended coal-fired electricity generation, one of the largest climate change initiatives in North America to date, when Ontario Power Generation's Thunder Bay Generating Station burned its last coal. The elimination of coal-fired generation is equivalent to taking up to seven million cars off the road.

•
Ontario's greener diesel rules, among the strictest in North America, fight climate change and improve air quality by reducing greenhouse gas emissions and smog-causing pollutants in cars, trucks and boats. The new rules, being phased in over three years, came into effect April 1, 2014, and will be fully in place by 2017.

Strengthening retirement security
As first announced in the 2014 Budget and reiterated in the 2015 Budget, the government is committed to a new mandatory provincial pension plan — the Ontario Retirement Pension Plan (ORPP). The ORPP is intended to be a significant step forward in addressing the retirement savings challenge by helping Ontario workers build a secure retirement income foundation.
The goal of the ORPP is to strengthen Ontario's retirement income system by creating a pension plan with a lifetime benefit and locked-in funds. It will be built on the principle of fairness, with mandatory matching employer contributions and ensuring that benefits earned are based on contributions made. As businesses and employees need time to adjust, a phase-in strategy will be established.
In April 2015, the Ontario Retirement Pension Plan Act, 2015, was passed by the Ontario legislature. This framework legislation established the ORPP and set out the plan's basic requirements. In June 2015, the Ontario legislature also passed the Ontario Retirement Pension Plan Administration Corporation Act, 2015, which when proclaimed in force will enable the Province to establish an arm's-length entity, the ORPP Administration Corporation. A Nominating Council has also been appointed to support the recruitment of a board.
In August 2015, the government released key plan design elements, including criteria for comparable plans and the ORPP phase-in strategy, where employers will be enrolled in four waves and contribution rates will be phased in over a three-year period. These elements were informed by consultations undertaken in the winter of 2014 as well as advice from actuarial and pension experts.

A fair society
A fair society is one in which all Ontarians have opportunities to realize their full potential and lead healthy and prosperous lives. It is built on good health care, reducing poverty and investing in education and skills training.
Health care
The government is committed to transforming Ontario's health care system to become truly patient-centred and focused on better access, quality and value for all Ontarians. The transformation was launched in 2012, and Patients First: Action Plan for Health Care, which represents the next phase, was released in February 2015.
Actions in 2014–15 included:
•
Improving access to physiotherapy and other supports. As a result of changes in the delivery of physiotherapy services announced in April 2013, more seniors and eligible patients are able to access publicly funded physiotherapy, exercise and fall prevention services.

•
Better managing the care of patients with complex needs. Just five per cent of patients, many of them seniors, face multiple complex health issues and account for up to two-thirds of health care costs. As of March 31, 2015, there were 69 Health Links across Ontario, up from 54 a year ago. Health Links bring together patients, their families and health care providers to ensure coordinated, wrap-around services.

•
Increasing the hourly wage of personal support workers, who help seniors stay independent and support people with complex care needs. In addition to the wage increase, the government is providing on-the-job orientation and looking at how to better link these workers to health care teams.

•
Funding 30 innovative Community Paramedicine initiatives across Ontario to support independent living. Participating paramedics provide home visits to seniors and other high-risk patients, including frequent users of 911 services, on a non-emergency basis to help them with a range of services, including education about chronic disease management and assessment and referrals to local community supports. This support helps reduce unnecessary emergency department visits, hospital admissions and long-term care placements.

•
Providing more care for patients through interdisciplinary teams. More than 3.2 million Ontarians are now enrolled in Family Health Teams, including nearly 900,000 who previously did not have access to a designated primary care physician. These interdisciplinary teams care for patients in 206 communities across Ontario. Team members include physicians and such other health professionals as nurse practitioners, social workers, dietitians and pharmacists.

•
Addressing wait times. Ontario continued to receive straight A's from the Canada-wide Wait Time Alliance for performance in meeting targets in five priority areas. Current wait times are available at www.ontariowaittimes.com.

Reducing poverty and homelessness
Since the launch of the initial Poverty Reduction Strategy in 2008, the government has taken a number of actions including the following:
•
In July 2015, the government enhanced the maximum amount of the Ontario Child Benefit (OCB) for each child to $1,336 annually and tied it to inflation. The OCB is an income-tested, non-taxable, provincial payment that is provided monthly to low- to moderate-income families.

•
In 2013 and 2014, Ontario implemented social assistance rate increases and provided top-ups for those with the lowest incomes, namely single adults without children receiving Ontario Works. These and other measures represent the first steps in addressing the recommendations of the Commission for the Review of Social Assistance in Ontario, chaired by Frances Lankin and Munir Sheikh.

•
In August 2014, the government announced an additional $42 million in annual funding for the Community Homelessness Prevention Initiative. This initiative consolidates five formerly separate housing and homelessness programs into a single, more flexible and locally coordinated program, administered by municipal service managers, that is intended to provide better results for vulnerable people.

In September 2014, the government launched its second Poverty Reduction Strategy. Through the strategy's four pillars, the Province is moving forward on this initiative to:
•	Break the cycle of poverty for children and youth;
•	Move towards greater employment and income security;
•	End homelessness and invest in affordable housing; and
•	Use evidence to develop policy and measure success.
Education and skills training
Ontario's publicly funded early years and education system is recognized as one of the best in the world.1 It is focused on ensuring Ontarians have the education and skills needed to lead in the global economy.
Actions in 2014–15 included:
•
Improving child care. The Child Care Modernization Act, 2014, in force as of August 31, 2015, is intended to strengthen oversight of the province's unlicensed and licensed child care sector and increase access to licensed child care options for families. In addition, it will allow the Province to immediately shut down a provider when a child's safety is at risk. The Province is also enhancing wages for eligible child care workers in the licensed child care sector.

•
Making full-day kindergarten available to all four- and five-year-olds in Ontario as of September 2014. Almost half a million students have enrolled in full-day kindergarten since its introduction in September 2010.

•
Improving learning outcomes. In 2014, 72 per cent of Grades 3 and 6 students met or exceeded the provincial standard (a "B" grade) in assessments of student performance in reading, writing and mathematics carried out by the Education Quality and Accountability Office. This is an increase of 18 percentage points from 54 per cent in 2003. The Office provides detailed results at www.eqao.com.

•	Graduating more students. In 2014, 84 per cent of students graduated from high school, compared to just 68 per cent in 2004 — a 16 percentage point increase.
•
Encouraging increases in postsecondary enrolment and other opportunities. In 2014–15, more than 177,000 additional students were enrolled at Ontario colleges and universities as compared to 2002–03. The number of graduate students at Ontario universities has increased by 60 per cent over the same period. New annual apprenticeship registrations have increased from 17,100 in 2002–03 to more than 26,500 in 2014–15.

1   "The Great Schools Revolution," The Economist (September 17, 2011).

ACCOUNTABILITY AND TRANSPARENCY
In the April 2015 C.D. Howe Institute commentary on fiscal accountability of Canadian senior governments, Ontario again received a grade of "A" which reflects Ontario being ranked among the best in overall quality of reporting on its financial results. As the commentary noted: "A major aim of this report is to celebrate the relatively transparent reporting found in New Brunswick and Saskatchewan, and in Ontario and Ottawa, and encourage other jurisdictions to raise their game."2
In 2014–15, the government continued to take action to improve overall accountability and transparency. These actions are reflected below, along with an update on key changes to accounting standards.
Trillium Trust
In March 2015, legislation creating the Trillium Trust framework came into force. The framework provides for the dedication of net proceeds from the sale of qualifying assets to help support key infrastructure priorities, such as those set out in the Province's Moving Ontario Forward plan. Priorities for Moving Ontario Forward, which is discussed in more detail on page 29, include roads, bridges and public transit.
Volume 1 of the Public Accounts reports all revenues and expenditures to and from the Consolidated Revenue Fund. A new schedule in Volume 1 reports revenues allocated for the Trillium Trust.
Volume 1 shows that $1.35 billion was available for the Trillium Trust at March 31, 2015, to help fund investments. This reflects the sale of the Province's remaining common shares in General Motors in early 2015, combined with the net proceeds of a previous sale and preferred share redemption. The net proceeds of broadening the ownership of Hydro One would also be dedicated to the Trillium Trust.
Open Government
In an increasingly interconnected world, governments must find new ways to inform and engage the people they represent. The aim of Ontario's plan for Open Government is to develop stronger policies and more responsive services by engaging a broader, more diverse range of Ontarians. Improving access to government data and information can also help businesses grow, spur innovation and solve problems that affect people in their everyday lives.
For the first time, the government is providing some of its Public Accounts information online in a more visual and user-friendly format.
____________________
2   William B. P. Robson and Colin Busby, "By the Numbers: The Fiscal Accountability of Canada's Senior Governments, 2015," C.D Howe Institute Commentary 2015, issue 424.
Agency and broader public sector oversight
The new Public Sector and MPP Accountability and Transparency Act, 2014, was passed to strengthen accountability across the OPS, agencies and the BPS. It also includes a number of measures to enhance the powers of legislative offices. The government is implementing schedules of the Act in 2015–16.
Provincial agencies must now post their executive expenses and key governance documents online, including Memoranda of Understanding and business plans. These documents can be found through www.ontario.ca/government/agency-accountability. In addition, beginning next year, provincial agency chairs and chief executive officers will need to attest to their responsible minister that their organizations fully comply with applicable government legislation, regulations and directives.
The government also intends to modernize and improve oversight over transfer payments to service delivery partners, including hospitals, schools, municipalities and others that carry out work on behalf of the Province. It is putting in place more common processes, for example for registration, streamlining reporting practices and introducing simpler technology. This is intended to result in less time spent on administration and more time spent on delivering services to Ontarians.
Accounting standards
Environmental liabilities
Environmental cleanup is often linked to past industrial activities. Under the authority of the Environmental Protection Act, the Province can order those responsible for the contamination to clean up the site. If required, the Province may step in to undertake the cleanup, recovering the costs where possible. Any funds recovered are offset against the Province's liability for the site.
In the past, the Province has reported financial liabilities based on its obligations resulting from federal legislation. In line with a new standard issued by PSAB on accounting for contaminated land, the government now also considers its own legislation when reporting liabilities. The new standard is reflected in these Public Accounts.
Under the new standard for 2014–15, the year of transition, the government has reported the incremental liability as a $1.7 billion increase in its accumulated deficit in the Consolidated Financial Statements.
Financial instruments
Financial instruments are contracts that allow organizations to manage their exposure to foreign currency and interest rate risk. As more governments and government organizations use financial instruments, and as the transactions have become more complex, PSAB has recognized the need to provide a public-sector accounting standard for the presentation of instruments in financial statements, so that readers can judge the impact on the issuer's financial position. To that end, it drafted a new accounting standard on financial instruments.
In 2015, PSAB extended the effective date of the new standard to April 1, 2019, from April 1, 2016, for senior governments, to allow for further study of reporting options for complex financial instruments. The Province will continue to work with PSAB on ensuring that the new policy allows financial reporting for governments and their organizations that supports transparency and accountability.
Rate-regulated accounting
The PSAB directs government business enterprises to follow accounting standards that apply to publicly accountable enterprises. In December 2009, the Accounting Standards Board required publicly accountable enterprises to adopt International Financial Reporting Standards (IFRS) with fiscal years beginning on or after January 1, 2011.
At that time, rate-regulated entities expressed concerns about the impact of the change on the reporting of their results, as IFRS did not provide guidance on rate-regulated accounting. In response, the Accounting Standards Board extended the implementation date to January 1, 2015.
The International Accounting Standards Board, which is responsible for IFRS, is undertaking a comprehensive project on accounting requirements related to rate regulation. In the meantime, it issued an interim, limited scope standard on regulatory deferral accounts in 2014 that is effective for fiscal years beginning on or after
January 1, 2016, with early adoption permitted. The purpose was to help manage the financial impact on rate-regulated entities as they made the transition to IFRS.
Despite the uncertainty around the final outcome of the project as a whole, the Accounting Standards Board maintained its implementation date of January 1, 2015.
Because the reporting periods of Hydro One and Ontario Power Generation differ from that of the Province, any change in their reporting as a result of having to adopt the new standard would need to be reflected in the Public Accounts of Ontario 2015–2016.

COMPARISON OF INTERIM TO ACTUAL RESULTS
The Province provided interim estimates of results for 2014–15 in the 2015 Budget. The interim deficit projection was $10.9 billion, while the actual deficit figure reported for the year is $10.3 billion. Table 5 outlines the major variances between the interim and actual results.
Comparison of 2014–15 interim and actual results ($ Billions)			Table 5
	2014–15 Interim (Unaudited)	2014–15 Actual	Variance
Revenue
Taxation	82.7	82.3	(0.4)
Government of Canada	21.7	21.6	(0.1)
Income from government business enterprises	5.3	5.6	0.3
Other non-tax revenue	8.8	9.0	0.2
Total Revenue	118.5	118.5	0.0

Expense
Programs	118.8	118.2	(0.5)
Interest on debt	10.7	10.6	(0.1)
Total expense	129.5	128.8	(0.6)
Annual deficit	(10.9)	(10.3)	(0.6)
Note: Interim and related variance figures may not add due to rounding.
The further improvement of $618 million from interim results was due mainly to additional expense reductions that were reported after the 2015 Budget estimate was prepared. These reductions were realized across ministries, agencies and consolidated organizations. The final figure for interest expense also improved slightly from the estimate at the time of the 2015 Budget.
The revenue results were essentially unchanged between interim and actual. As more information about results for the year became available, higher reported income from government business enterprises and other sources was offset by lower-than-projected taxation revenues.

CONSOLIDATED
FINANCIAL STATEMENTS

Independent Auditor's Report

To the Legislative Assembly of the Province of Ontario

I have audited the accompanying consolidated financial statements of the Province of Ontario, which comprise the consolidated statement of financial position as at March 31, 2015, and the consolidated statements of operations, change in net debt, change in accumulated deficit and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

The Government of Ontario is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as the Government determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Government, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Opinion

In my opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Ontario as at March 31, 2015, and the consolidated results of its operations, change in its net debt, change in its accumulated deficit, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

                                                                         Originally signed by

               Toronto, Ontario                                             Bonnie Lysyk, MBA, CPA, CA, LPA
August 21, 2015                                              Auditor General

Province of Ontario Consolidated Statement of Operations
($ Millions)	2014–15 Budget	2014–15 Actual	2013–14 Actual
Revenues (Schedules 1 and 2)
Personal Income Tax	29,172	29,313	26,929
Sales Tax	21,937	21,689	20,481
Corporations Tax	10,254	9,557	11,423
Education Property Tax	5,661	5,561	5,457
Employer Health Tax	5,551	5,415	5,283
Ontario Health Premium	3,321	3,366	3,128
Gasoline and Fuel Taxes	3,129	3,186	3,081
Other Taxes	4,340	4,188	4,184
Total Taxation	83,365	82,275	79,966
Transfers from Government of Canada	21,882	21,615	22,277
Income from Investment in Government Business Enterprises (Schedule 9)	5,026	5,615	5,337
Other	8,598	9,041	8,331
	118,871	118,546	115,911
Expenses (Schedules 3 and 4)
Health	50,055	50,013	48,909
Education	25,347	25,192	24,517
Children's and Social Services	15,013	14,710	13,998
Environment, Resources and Economic Development	12,137	11,464	11,432
Interest on Debt	11,010	10,635	10,572
Post-Secondary Education and Training	7,839	7,672	7,581
Justice	4,253	4,326	4,165
General Government and Other	4,722	4,849	5,190
	130,376	128,861	126,364
Reserve	1,000	–	–
Annual Deficit	(12,505)	(10,315)	(10,453)
See accompanying Notes and Schedules to the Financial Statements.

Province of Ontario Consolidated Statement of Financial Position
As at March 31 ($ Millions)	2015	2014
Liabilities
Accounts Payable and Accrued Liabilities (Schedule 5)	21,074	19,691
Debt (Note 2)	314,960	295,758
Other Long-Term Financing (Note 4)	13,874	12,909
Deferred Revenue and Capital Contributions (Note 5)	10,110	9,481
Pensions and Other Employee Future Benefits (Note 6)	3,151	3,903
Other Liabilities (Note 7)	4,458	2,829
	367,627	344,571
Financial Assets
Cash and Cash Equivalents	15,193	12,744
Investments (Note 8)	20,366	21,989
Accounts Receivable (Schedule 6)	10,317	8,524
Loans Receivable (Schedule 7)	11,777	11,778
Other Assets	1,896	1,616
Investment in Government Business Enterprises (Schedule 9)	23,502	20,730
	83,051	77,381
Net Debt	(284,576)	(267,190)
Non-Financial Assets
Tangible Capital Assets (Note 9)	97,065	90,556
Accumulated Deficit	(187,511)	(176,634)
Contingent Liabilities (Note 11) and Contractual Obligations (Note 12). See accompanying Notes and Schedules to the Financial Statements.

Province of Ontario Consolidated Statement of Change in Net Debt
For the year ended March 31 ($ Millions)	2015	2014
Annual Deficit	(10,315)	(10,453)
Acquisition of Tangible Capital Assets (Note 9)	(11,183)	(10,322)
Amortization of Tangible Capital Assets (Note 9)	4,544	4,373
Proceeds on Sale of Tangible Capital Assets	140	377
Gain on Sale of Tangible Capital Assets	(10)	(28)
	(6,509)	(5,600)
Increase in Fair Value of Ontario Nuclear Funds (Note 10)	1,121	951
Increase in Net Debt	(15,703)	(15,102)
Net Debt at Beginning of Year	(267,190)	(252,088)
PSAB Adjustment for Liabilities for Contaminated Sites (Note 1(f))	(1,683)	–
Restated Net Debt at Beginning of Year	(268,873)	(252,088)
Net Debt at End of Year	(284,576)	(267,190)
See accompanying Notes and Schedules to the Financial Statements.

Province of Ontario Consolidated Statement of Change in Accumulated Deficit
For the year ended March 31 ($ Millions)	2015	2014
Accumulated Deficit at Beginning of Year	(176,634)	(167,132)
PSAB Adjustment for Liabilities for Contaminated Sites (Note 1(f))	(1,683)	–
Restated Accumulated Deficit at Beginning of Year	(178,317)	(167,132)
Annual Deficit	(10,315)	(10,453)
Increase in Fair Value of Ontario Nuclear Funds (Note 10)	1,121	951
Accumulated Deficit at End of Year	(187,511)	(176,634)
See accompanying Notes and Schedules to the Financial Statements.

Province of Ontario Consolidated Statement of Cash Flow
For the year ended March 31 ($ Millions)	2015	2014
Operating Transactions
Annual Deficit	(10,315)	(10,453)
Non-Cash Items:
Amortization of Tangible Capital Assets (Note 9)	4,544	4,373
Gain on Sale of Tangible Capital Assets	(10)	(28)
Income from Investment in Government Business Enterprises (Schedule 9)	(5,615)	(5,337)
PSAB Adjustment for Liabilities for Contaminated Sites (Note 1(f))	(1,683)	–
Cash Items:
Increase in Accounts Receivable (Schedule 6)	(1,793)	(99)
Decrease/(Increase) in Loans Receivable (Schedule 7)	1	(668)
Increase/(Decrease) in Accounts Payable and Accrued Liabilities (Schedule 5)	1,383	(1,863)
Decrease in Liability for Pensions and Other Employee Future Benefits (Note 6)	(752)	(214)
Increase/(Decrease) in Other Liabilities (Note 7)	1,629	(139)
Increase in Deferred Revenue and Capital Contributions (Note 5)	629	364
Remittances from Investment in Government Business Enterprises (Schedule 9)	3,964	4,105
(Increase)/Decrease in Other Assets	(280)	12
Cash Applied to Operating Transactions	(8,298)	(9,947)
Capital Transactions
Acquisition of Tangible Capital Assets (Note 9)	(11,183)	(10,322)
Proceeds from Sale of Tangible Capital Assets	140	377
Cash Applied to Capital Transactions	(11,043)	(9,945)
Investing Transactions
Decrease/(Increase) in Investments (Note 8)	1,623	(1,148)
Cash Applied to Investing Transactions	1,623	(1,148)
Financing Transactions
Long-Term Debt Issued	41,543	38,157
Long-Term Debt Retired	(22,322)	(24,784)
Net Change in Short-Term Debt	(19)	1,320
Increase in Other Long-Term Financing (Note 4)	965	594
Cash Provided by Financing Transactions	20,167	15,287
Net Increase/(Decrease) in Cash and Cash Equivalents	2,449	(5,753)
Cash and Cash Equivalents at Beginning of Year	12,744	18,497
Cash and Cash Equivalents at End of Year	15,193	12,744
See accompanying Notes and Schedules to the Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.	Summary of Significant Accounting Policies
(a)	Basis of Accounting
The Consolidated Financial Statements are prepared by the Government of Ontario in compliance with legislation and in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada) and, where applicable, the recommendations of the Accounting Standards Board (AcSB) of CPA Canada.
(b)	Reporting Entity
These financial statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the Province.
Government business enterprises, significant broader public sector (BPS) organizations (i.e., hospitals, school boards and colleges) and other government organizations controlled by the Province are included in these financial statements. Controlled organizations are consolidated if they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenue, deficit or surplus are greater than $10 million. However, in accordance with PSAB, the Province also applies the "benefit versus cost constraint" in determining which organizations should be consolidated in the Province's financial statements. A listing of consolidated government organizations is provided in Schedule 8. For those organizations that do not meet the PSAB "benefit versus cost constraint" standard, such as Children's Aid Societies and Community Care Access Centres, they are reflected as government transfer payment expense in these financial statements through the accounts of the ministries responsible for them.
Trusts administered by the Province on behalf of other parties are excluded from the reporting entity, but are disclosed in Note 13.
(c)	Principles of Consolidation
Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.
The assets and liabilities of the BPS organizations are consolidated with those of the Province on a line-by-line basis on the Consolidated Statement of Financial Position. As such, the net debt of hospitals, school boards and colleges is included in the consolidated net debt of the Province. The total annual expenses of these BPS organizations, net of revenues they receive directly from the public, such as tuition fees, patient fees, donations and other recoveries, are included in the consolidated expenses of the Province. The expenses of hospitals are included in Health expenses, school boards in Education expenses, and colleges in Post-Secondary Education and Training expenses on the Consolidated Statement of Operations. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies of the Province to eliminate significant inter-organizational accounts on the Consolidated Statement of Financial Position and to remove inter-organizational gains/losses from the Consolidated Statement of Operations.
Other government organizations controlled by the Province are consolidated on a line-by-line basis with the assets, liabilities, revenues and expenses of the Province. Where necessary, adjustments are also made to present the accounts of these organizations on a basis consistent with the accounting policies of the Province, and to eliminate significant inter-organizational accounts and transactions.
(d)	Measurement Uncertainty
The preparation of financial statements requires the Province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of the amounts at which an item is recognized or disclosed in the financial statements is known as measurement uncertainty.
Measurement uncertainty that is material to these financial statements exists in the valuation of pensions and other employee future benefits obligations, the value of tangible capital assets, the estimation of personal income tax, corporations tax and harmonized sales tax revenue accruals, the valuation of the Canada Health Transfer and Canada Social Transfer entitlements, and the estimation of liabilities for contaminated sites.
Pensions and other employee future benefits liability of $3,151 million (2014, $3,903 million), see Note 6, is subject to measurement uncertainty because actual results may differ significantly from the Province's best long-term estimate of expected results (for example, the difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits).
The net book value of tangible capital assets of $97,065 million (2014, $90,556 million), see Note 9, is subject to uncertainty because of differences between estimated useful lives of the assets and their actual useful lives.
Personal income tax revenue of $29,313 million (2014, $26,929 million), see Schedule 1, is subject to uncertainty due to possible subsequent revisions of estimates based on information available in the future related to past-year tax return processing. Corporations tax revenue of $9,557 million (2014, $11,423 million), see Schedule 1, and harmonized sales tax revenues of $21,689 million (2014, $20,481 million) are also subject to uncertainty for similar reasons.
The estimation of the Canada Health Transfer of $12,408 million (2014, $11,940 million) and Canada Social Transfer entitlements of $4,847 million (2014, $4,689 million), see Schedule 1, is subject to uncertainty because of variances between the estimated and actual Ontario shares of the Canada-wide personal income and corporations tax base and population.
There is measurement uncertainty surrounding the estimation of liabilities for contaminated sites of $1,792 million as at March 31, 2015 (2014, $107 million), see Note 7. The Province may be responsible for cleanup costs that cannot be reasonably estimated due to several factors including: insufficient information related to the nature and extent of contamination, timing of costs well into the future (e.g., unknown future technological advancements), challenges of remote locations and unique contaminations.
Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. By their very nature, estimates are subject to measurement uncertainty. Therefore, actual results may differ materially from the Province's estimates.
(e)	Significant Accounting Policies
Revenues
Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.
Expenses
Expenses are recognized in the fiscal year that the events giving rise to the expenses occur and resources are consumed.
Transfer payments are recognized in the year that the transfer is authorized and all eligibility criteria have been met by the recipient. Any transfers paid in advance are deemed to have met all eligibility criteria.
Interest on debt includes: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) debt servicing costs and other costs.
Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government's share of the current year's cost of benefits, interest on the net benefits' liability or asset, amortization of actuarial gains or losses, cost of or gain on plan amendment, and other adjustments.
Other employee future benefits are recognized in the period when the event that obligates the government occurs or in the period when the benefits are earned by employees.
The costs of buildings, transportation infrastructure, vehicles, aircraft, leased assets, machinery, equipment and information technology infrastructure and systems owned by the Province and its consolidated organizations are amortized and recognized as expenses over their estimated useful lives on a straight-line basis.
Liabilities
Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in the sacrifice of economic benefits in the future.
Liabilities include obligations to make transfer payments to organizations and individuals, present obligations for environmental costs, probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.
Liabilities also include obligations to government business enterprises.
Deferred revenue represents unspent externally restricted receipts from the federal government or other third parties. Amounts received prior to year-end that relate to funding for a subsequent fiscal year are reported as deferred revenue. Deferred revenues are recorded into revenue in the period in which the amounts received are used for the purposes specified or all external restrictions are satisfied. Deferred capital contributions represent the unamortized amount of contributions received from the federal government and other third parties to construct or acquire tangible capital assets. These contributions are recognized as deferred capital contributions and recorded into revenue over the useful life of the tangible capital assets based on the relevant stipulations of the contributions taken together with the actions and communications of the Province.
Alternative Financing and Procurement (AFP) refers to the Province using private-sector partners to procure and finance infrastructure assets. Assets procured via AFP are recognized as tangible capital assets and the related obligations are recognized as other long-term financing liabilities in these financial statements as the assets are constructed.
Debt
Debt consists of treasury bills, commercial paper, medium- and long-term notes, savings bonds, debentures and loans.
Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency denominated debt is translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.
Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives for the purpose of managing risk associated with interest cost. The Province does not use derivatives for speculative purposes. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.
Pensions and Other Employee Future Benefits
The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government's best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and, where applicable, the government's borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members for each respective plan.
Liabilities for selected employee future benefits (such as pensions, other retirement benefits and termination pay) represent the government's share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province's share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-end of the pension plans and that of the Province.
Assets
Assets are resources controlled by the government from which it has reasonable expectation of deriving future benefit. Assets are recognized in the year the events giving rise to the government's control of the benefit occur.
Financial Assets
Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash and cash equivalents, investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.
Investments include temporary investments, investments in the auto sector, asset-backed term notes and portfolio investments. Temporary investments are recorded at the lower of cost or market value. Investments in the auto sector, asset-backed term notes and portfolio investments are recorded at the lower of cost or their estimated net realizable value.
Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.
Loans receivable include loans to government business enterprises and loans under the student loans program, advanced manufacturing investment program, and the automotive investment strategy fund. Loans receivable with significant concessionary terms are considered in part to be grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan or when the concession is provided. The amount of the loan discount is amortized to revenue over the term of the loan.
Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.
Tangible Capital Assets
Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development, as well as interest related to financing during construction. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.
Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized. External contributions for acquisition of tangible capital assets are recorded as deferred capital contributions and amortized to revenue consistent with the amortization to expense of the related tangible capital assets, reflecting the intent of the external contributors that the grants be used to construct or acquire assets that will provide public services over the useful lives of the underlying assets.
(f)	Change in Accounting Policy
Liabilities for Contaminated Sites
In June 2010, the Public Sector Accounting Board issued the liabilities for contaminated sites standard effective for fiscal years beginning on or after April 1, 2014. Contaminated sites are a result of contamination being introduced into the air, soil, water or sediment of a chemical, organic or radioactive material or live organism that exceeds an environmental standard.
In the past, the Province has reported environmental liabilities based on its obligations resulting from federal legislation. The new PSAB standard requires that provincial legislation or regulation also be considered when reporting environmental liabilities even if no order for remediation has been issued but the contamination is in excess of the standard. Environmental cleanup is often linked to past industrial activities.
Incremental liabilities reportable under the new PSAB accounting standard are reflected in these financial statements. For 2014–15, the year of transition, the Province has reported $1,683 million as an increase in its accumulated deficit in the Consolidated Financial Statements.
2.	Debt
The Province borrows in both domestic and international markets. Debt of $315.0 billion, as at March 31, 2015 (2014, $295.8 billion), is composed mainly of bonds and debentures issued in the short- and long-term domestic and international-public capital markets and non-public debt held by certain federal and provincial public-sector pension funds. Debt comprises Debt Issued for Provincial Purposes of $289.6 billion (2014, $269.6 billion) and Ontario Electricity Financial Corporation (OEFC) Debt of $25.3 billion (2014, $26.2 billion). The following table presents the maturity schedule of the Province's outstanding debt, by currency of repayment, expressed in Canadian dollars, and reflects the effects of related derivative contracts.

Debt As at March 31 ($ Millions)						2015	2014
Currency	Canadian Dollar	U.S. Dollar	Japanese Yen	Euro	Other Currencies[1]	Total	Total
Maturing in:
2015							$43,324
2016	$23,094	16,913	1,007	–	1,805	$42,819	21,397
2017	11,202	9,887	–	–	494	21,583	21,485
2018	12,252	5,011	–	385	–	17,648	17,521
2019	11,416	5,598	75	–	594	17,683	16,004
2020	15,333	3,677	–	4,738	532	24,280	–
1–5 years	73,297	41,086	1,082	5,123	3,425	124,013	119,731
6–10 years	63,754	7,001	389	6,365	1,377	78,886	74,080
11–15 years	20,618	–	–	–	121	20,739	20,548
16–20 years	10,210	–	–	–	–	10,210	9,513
21–25 years	34,648	–	–	–	–	34,648	22,769
26–50[2] years	46,464	–	–	–	–	46,464	49,117
Total[3,4]	$248,991	48,087	1,471	11,488	4,923	$314,960	$295,758
Debt Issued for Provincial Purposes[5]	224,932	47,718	1,471	11,309	4,189	289,619	269,612
OEFC Debt	24,059	369	–	179	734	25,341	26,146
Total	$248,991	48,087	1,471	11,488	4,923	$314,960	$295,758
Effective Interest Rates (Weighted Average)
2015	4.03%	2.28%	1.99%	3.48%	3.80%	3.73%	–
2014	4.29%	2.52%	1.98%	4.12%	3.93%	–	3.94%
[1] Other currencies comprise Australian dollar, New Zealand dollar, Norwegian krone, Swiss franc, Hong Kong dollar and South African rand.
[2] The longest term to maturity is to June 2, 2062.
[3] Total foreign currency denominated debt as at March 31, 2015, was $66.0 billion (2014, $67.8 billion). Of that, $65.0 billion or 98.6 per cent (2014, $66.4 billion or 98.0 per cent) was fully hedged to Canadian dollars. The remaining 1.4 per cent (2014, 2.0 per cent) of foreign debt was unhedged as follows: $389 million (2014, $424 million) Japanese yen denominated debt and $547 million (2014, $966 million) Swiss franc denominated debt.
[4] Total debt includes issues totalling $0.50 billion (2014, $0.65 billion), which have embedded options exercisable by either the Province or the bondholder under specific conditions.
5 As at March 31, 2015, debt purchased and held by the Province denominated in Canadian and U.S. dollars at its Canadian dollar equivalent, includes long-term debt of $2.2 billion (2014, $3.6 billion) and $0.5 billion (2014, nil) and short-term debt of $1.2 billion (2014, $0.2 billion) and nil (2014, nil).

Debt As at March 31 ($ Millions)	2015	2014
Debt Payable to/of:
Public Investors	$302,644	$282,835
Canada Pension Plan Investment Board	10,233	10,233
Ontario Immigrant Investor Corporation	959	1,139
School Board Trust Debt	696	718
Canada Mortgage and Housing Corporation	428	501
Public Service Pension Fund Plan	–	225
Ontario Public Service Employees Union Pension Fund	–	107
Total	$314,960	$295,758

Fair value of debt outstanding approximates amounts at which debt instruments could be exchanged in a current transaction between willing parties. In valuing the Province's debt, fair value is estimated using discounted cash flows and other valuation techniques and is compared to public market quotations where available. These estimates are affected by the assumptions made concerning discount rates and the amount and timing of future cash flows.
The estimated fair value of debt as at March 31, 2015, was $374.8 billion (2014, $326.5 billion). This is higher than the book value of $315.0 billion (2014, $295.8 billion) because current interest rates are generally lower than the interest rates at which the debt was issued. The fair value of debt does not reflect the effect of related derivative contracts.
School Board Trust Debt
A School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards. The Trust issued 30-year sinking fund debentures amounting to $891 million, and provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. An annual transfer payment is made by the Ministry of Education to the Trust's sinking fund under the School Board Operating Grant program to retire the debt over 30 years. This debt is recorded net of the sinking fund, which is reflected in the Province's debt.
3.	Risk Management and Derivative Financial Instruments
The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. A variety of strategies are used, including the use of derivative financial instruments ("derivatives").
Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal contracts under which the Province agrees with another party to exchange cash flows based on one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures and options.
Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including forward foreign exchange contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of forward foreign exchange contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the forward foreign exchange contract over the remaining term of the underlying debt, or until replaced with a long-term derivative contract.
The current market risk policy allows the amount of unhedged foreign currency debt principal net of foreign currency holdings to reach a maximum of 5 per cent of Total Debt Issued for Provincial Purposes and OEFC. At March 31, 2015, the respective unhedged levels were 0.3 and nil per cent (2014, 0.4 and nil per cent). A one Japanese yen appreciation of the Japanese currency, relative to the Canadian dollar, would result in unhedged debt denominated in Japanese yen increasing by $4.2 million (2014, $4.6 million) and a corresponding increase in interest on debt of $1.0 million (2014, $1.1 million). A one Swiss rappen appreciation of the Swiss currency, relative to the Canadian dollar, would result in unhedged debt denominated in Swiss franc increasing by $7.2 million (2014, $7.2 million) and a corresponding increase in interest on debt of $1.8 million (2014, $2.1 million). Total foreign exchange gains/losses recognized in the Statement of Operations for 2014–15 were gains of $63.9 million (2013–14, gains of $75.1 million).
Interest on debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes and OEFC debt, the risk is measured as interest rate resetting risk, which is the floating rate exposure and fixed rate debt maturing within the next 12-month period net of liquid reserves as a percentage of Debt Issued for Provincial Purposes and OEFC debt respectively. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions.
The current market risk policy limits net interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt to a maximum of 35 per cent. At March 31, 2015, the net interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt was 11.0 per cent and 20.4 per cent respectively (2014, 11.0 per cent and 21.4 per cent). Based on floating rate interest-bearing financial instruments on hand at March 31, 2015, plus planned refinancing of maturing debt in the coming year, a one per cent (100 basis point) increase in interest rates would result in an increase in interest on debt of $377 million (2014, $358 million).
Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments (Note 8), adjusted for collateral (Note 11), at levels that are expected to meet future cash requirements and give the Province flexibility in the timing of issuing debt. Pledged assets are considered encumbered for liquidity purposes while collateral held that can be sold or repledged is a source of liquidity. In addition, the Province has short-term note programs as alternative sources of liquidity.
The table below presents a maturity schedule of the Province's derivatives, by type, outstanding as at March 31, 2015, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

Derivative Portfolio Notional Value As at March 31 ($ Millions)								2015	2014
Maturity in Fiscal Year	2016	2017	2018	2019	2020	6–10 Years	Over 10 Years	Total	Total
Swaps:
Interest Rate[1]	$23,415	$22,792	$11,988	$12,915	$13,291	$20,366	$7,699	$112,466	$117,489
Cross Currency	8,850	10,024	4,557	3,077	11,861	14,724	121	53,214	54,613
Forward Foreign Exchange Contracts	31,958	–	–	–	–	–	–	31,958	27,666
Swaption[2]	–	500	–	–	–	–	–	500	650
Total	$64,223	$33,316	$16,545	$15,992	$25,152	$35,090	$7,820	$198,138	$200,418
[1] Includes $4.3 billion (2014, $4.1 billion) of interest rate swaps related to loans receivable held by a consolidated entity and $2.0 billion (2014, $0.3 billion) related to short-term investments held by the Province.
[2] See glossary for definition.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2015.
Credit Risk Exposure As at March 31 ($ Millions)	2015	2014
Gross Credit Risk Exposure	$10,861	$6,086
Less: Netting	(6,739)	(4,040)
Net Credit Risk Exposure	4,122	2,046
Less: Collateral Received (Note 11)	(3,277)	(1,132)
Net Credit Risk Exposure (Net of Collateral)	$845	$914
The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements ("master agreements") that provide for termination netting and, if applicable, payment netting with most of its counterparties. Gross Credit Risk Exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net Credit Risk Exposure is the loss including the mitigating impact of these netting provisions. Net Credit Risk Exposure (Net of Collateral) is the potential loss to the Province further mitigated by the collateral received from counterparties.
4.	Other Long-Term Financing
Other long-term financing comprises the total debt of the Broader Public Sector (BPS) and obligations under Alternative Financing and Procurement (AFP) arrangements.
Other Long-Term Financing of $13.9 billion, as at March 31, 2015 (2014, $12.9 billion) includes BPS Debt of $5.5 billion (2014, $5.4 billion), BPS AFP obligations of $5.5 billion (2014, $4.4 billion) and direct provincial AFP obligations of $2.9 billion (2014, $3.1 billion).
5.	Deferred Revenue and Capital Contributions
In 2010–11, the Province renewed its long-standing business partnership with Teranet Inc. by extending Teranet's exclusive licences to provide electronic land registration and writs services in Ontario for an additional 50 years. The Province received approximately a $1 billion upfront payment for the transaction, which is amortized into revenue over the life of the contract.
The Province provides a two-year vehicle licence plate renewal option and multi-year driver licence renewals (two years for seniors and five years for all others). Amounts received under these multi-year renewals are recognized as revenue over the periods covered by the licences.
Deferred capital contributions represent the unamortized portion of tangible capital assets or liabilities to construct or acquire tangible capital assets from specific-purpose funding received from the Government of Canada, municipalities or third parties. Deferred capital contributions are recorded in revenue over the estimated useful life of the underlying tangible capital asset once constructed or acquired by the Province.
Deferred Revenue and Capital Contributions As at March 31 ($ Millions)	2015	2014
Deferred Revenue:
Teranet	$956	$989
Vehicle and Driver Licences	908	836
Other	1,917	1,825
Total Deferred Revenue	3,781	3,650
Deferred Capital Contributions[1]	6,329	5,831
Total	$10,110	$9,481
[1] Most federal transfers have been reclassified to deferred capital contributions.
6.	Pensions and Other Employee Future Benefits
Pensions and Other Employee Future Benefits Liability (Asset)
As at March 31 ($ Millions)	2015	2015	2015	2014
	Pensions	Other Employee Future Benefits	Total	Total
Obligation for benefits	$113,340	$11,386	$124,726	$119,432
Less: plan fund assets	(129,344)	(536)	(129,880)	(118,748)
Unamortized actuarial gains	6,111	(27)	6,084	1,056
Adjustments[1]	2,214	7	2,221	2,163
Total	($7,679)	$10,830	$3,151	$3,903
[1]Adjustments for pensions consist of:
i) differences for amounts reported by the pension plans at December 31, instead of the Province's year-end of March 31
ii) unamortized difference between employer and employee contributions for jointly sponsored pension plans
iii) unamortized employee contribution reductions for solely sponsored plans
 iv) amounts payable by the Province that are reflected as contributions in the pension plan assets.

Pensions and Other Employee Future Benefits Expense
For the year ended March 31 ($ Millions)	2015	2015	2015	2014
	Pensions	Other Employee Future Benefits	Total	Total
Cost of benefits	$2,230	$312	$2,542	$2,376
Amortization of actuarial losses	140	(34)	106	392
Employee contributions	(310)	–	(310)	(299)
Gain on plan amendment or curtailment	–	(39)	(39)	(1,151)
Recognition of unamortized experience gains	–	(5)	(5)	1,110
Interest (income) expense	(584)	251	(333)	(95)
Adjustments[1]	(125)	(1)	(126)	(124)
Total[2,3]	$1,351	$484	$1,835	$2,209
[1] Adjustments for pensions consist of amortization of:
i) the difference between employer and employee contributions for jointly sponsored pension plans
 ii) employee contribution reductions for solely sponsored plans.
[2] Total Pensions and Other Employee Future Benefits Expense is reported in Schedule 3. The Teachers' Pension expense of $564 million (2013–14, $873 million) is included in the Education expense in the Consolidated Statement of Operations and is disclosed separately in Schedule 4. The Public Service and OPSEU Pension expense of $787 million (2013–14, $820 million) and Other Employee Future Benefits — Retirement Benefits expense of $319 million (2013–14, $445 million) are included in the General Government and Other expense in the Consolidated Statement of Operations. The combined total of Public Service and OPSEU Pension and Other Employee Future Benefits — Retirement Benefits expense of $1,106 million (2013–14, $1,265 million) is disclosed separately in Schedule 4. The remainder of Other Employee Future Benefits expense is included in the relevant ministries' expenses in Schedule 4.
[3] The Pensions and Other Employee Future Benefits Expenses for the hospitals, school boards and colleges sectors (except for the Ontario Teachers' Pension Plan) are not included in the table above. The expenses for HOOPP of $843 million (2013–14, $1,000 million) and CAATPP of $199 million (2013–14, $201 million) are included in the Salaries, Wages and Benefits expenses of the hospitals and colleges sectors respectively (Schedule 10) and in the expenses of the BPS ministries (Education, Health and Long-Term Care, and Training, Colleges and Universities) in Schedule 4.

Pensions
The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (PSPP) and joint sponsor of the Ontario Public Service Employees Union (OPSEU) Pension Plan and the Ontario Teachers' Pension Plan (OTPP).
These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute seven to eleven per cent of their salaries to these plans. The Province matches these contributions.
The Province is also responsible for sponsoring the Public Service Supplementary Benefits Plan and the Ontario Teachers' Retirement Compensation Arrangement. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the above tables.
In addition to the Provincial sponsored plans, pension benefits for employees in the hospital and colleges sectors are provided by the Healthcare of Ontario Pension Plan (HOOPP) and the Colleges of Applied Arts and Technology Pension Plan (CAATPP) respectively and are included in these financial statements.
HOOPP is a multi-employer pension plan covering employees of Ontario's health care community. CAATPP is a multi-employer pension plan covering employees of the Colleges of Applied Arts and Technology in Ontario, the Board of Trustees, the Ontario College Application Services and the Ontario College Library Services. Both of these plans are accounted for as joint contributory defined benefit plans that provide eligible members with a retirement income based on a formula that takes into account a member's earnings history and length of service in the plan. The plans are financed by contributions from participating members and employers, and by investment earnings. As organizations covered under these plans are in the government's reporting entity, the Province includes 56 per cent of BPS organizations' portion1 of the net obligation of HOOPP and includes 50 per cent of the net obligation of CAATPP.
The obligation for benefits and plan fund assets of the above plans is based on actuarial accounting valuations that are performed annually. Funding of these plans is based on statutory actuarial funding valuations undertaken at least once every three years.

1    BPS organizations are represented in HOOPP at 84 per cent in 2014–15 (2013–14, 85 per cent).

Information on contributory defined benefit plans is as follows:
	OTPP	PSPP	OPSEU	HOOPP[1]	CAATPP
Government's Best Estimates as of December 31, 2014
Inflation rate	2.25%	2.25%	2.25%	2.25%	2.25%
Salary escalation rate[2]	3.25%	3.25%	3.25%	4.50%	3.25%
Discount rate and expected rate of return on pension assets	6.50%	6.25%	6.50%	6.00%	6.25%
Accounting Actuarial Valuation as of December 31, 2014
Employer contributions[3] ($ millions)	1,531	355	218	899	196
Employee contributions[4] ($ millions)	1,578	310	248	889	202
Benefit Payments (including transfers to other plans) ($ millions)	5,315	1,083	798	1,702	372
Number of active members (approximately)	182,000	42,102	44,008	187,800	24,665
Average age of active members	42.0	45.6	46.3	44.8	48.5
Expected remaining service life of the employees (years)	14.4	10.9	12.1	12.3	12.2
Number of pensioners including survivors (approximately)	129,000	35,855	31,946	86,100	13,537
Government's Best Estimates as of December 31, 2013
Inflation rate	2.50%	2.50%	2.50%	2.50%	2.50%
Salary escalation rate	3.50%	3.50%	3.50%	4.75%	3.50%
Discount rate and expected rate of return on pension assets	6.75%	6.50%	6.75%	6.25%	6.50%
Accounting Actuarial Valuation as of December 31, 2013
Employer contributions[3] ($ millions)	1,466	360	219	896	184
Employee contributions[4] ($ millions)	1,511	299	237	856	181
Benefit Payments (including transfers to other plans) ($ millions)	5,157	1,080	884	1,587	346
Number of active members (approximately)	180,000	41,925	43,827	184,500	21,971
Average age of active members	42.0	45.6	46.5	44.8	48.6
Expected remaining service life of the employees (years)	14.5	11.1	12.3	12.3	12.3
Number of pensioners including survivors (approximately)	127,000	35,707	30,426	82,100	13,146
1 HOOPP employer contributions only include the BPS organizations. The benefit payments (including transfers to other plans), employee contributions, number of active members, average age of active members, and number of pensioners including survivors, represent the entire HOOPP plan including non-BPS organizations.
2 Short-term salary escalation for the years 2015 to 2019 is 2.25% for OTPP, PSPP, OPSEU, CAATPP and 3.50% for HOOPP.
3 Employer contributions paid during the Province's fiscal year. Employer contributions excludes other employers' contributions made by agencies participating in PSPP and OPSEU, and excludes other employers' contributions to OTPP. PSPP employer contributions include special payments of $99 million (2013–14, $127 million).
4 Employee contributions paid during the calendar year.

Other Employee Future Benefits
Other Employee Future Benefits are non-pension retirement benefits, post-employment benefits, compensated absences and termination benefits.
Non-Pension Retirement Benefits
The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. Public Service Pension plan and OPSEU Pension plan members who do not meet the 10-year eligibility criteria by January 1, 2017, would be required to have 20 years of pension service and retire to an immediate unreduced pension. Any eligible members who commence receipt of a pension on or after January 1, 2017, would be required to pay 50 per cent of the premium costs in order to participate in the post-retirement insured benefits plan.
The liability for non-pension retirement benefits of $8.1 billion as at March 31, 2015 (2014, $8.0 billion) is included in the Other Employee Future Benefits Liability. The expense for 2014–15 of $319 million (2013–14, $445 million) (excluding the expense for BPS organizations) is included in the Other Employee Future Benefits Expense. The BPS expense of $41 million in 2014–15 (2013–14, $33 million) is included in the Salaries, Wages and Benefits expense of BPS organizations (Schedule 10) and in the expenses of the related ministries (Schedule 4).
The discount rate used in the non-pension retirement benefits calculation for 2014–15 is 3.70 per cent (2013–14, 3.75 per cent). The discount rate used by BPS organizations in the non-pension retirement benefits calculation for 2014–15 ranges from 2.80 per cent to 5.75 per cent (2013–14, 3.00 per cent to 6.00 per cent).
Post-Employment Benefits, Compensated Absences and Termination Benefits
The Province provides, on a self-insured basis, workers' compensation benefits, long-term disability benefits and regular benefits to employees who are on long-term disability.
In 2015, the Province eliminated severance entitlement upon retirement for the Association of Management, Administrative and Professional Crown Employees of Ontario (AMAPCEO) employees hired on or after April 1, 2014. For current AMAPCEO employees who retire after January 1, 2016, service accrued will be capped up to December 31, 2015, and any termination payments on retirement after January 1, 2016, will be paid based on salary in effect on December 31, 2015. A plan curtailment gain of $39 million and recognition of net unamortized gains of $5 million is included in fiscal year 2014–15 Other Employee Future Benefits.
For all other employees subject to terms set out in collective agreements, with the exception of management-excluded staff, who have completed five years of service, the Province provides termination pay equal to one week's salary for each year of service up to a maximum of 50 per cent of their annual salary. Employees who have completed one year of service but less than five years are also entitled to termination pay in the event of death, retirement or release from employment. All employees who resign are not eligible for any severance pay in respect to service after December 2011.
The total post-employment benefits liability of $2.7 billion as at March 31, 2015 (2014, $2.8 billion) is included in the Other Employee Future Benefits Liability. The total post-employment benefits expense for 2014–15 of $165 million (2013–14, $71 million) (excluding the expense for BPS organizations) is included in the Other Employee Future Benefits Expense. The BPS post-employment benefits expense of $527 million in 2014–15 (2013–14, $462 million) is included in the Salaries, Wages and Benefits expense of BPS organizations (Schedule 10) and in the expenses of the related ministries (Schedule 4).
The discount rate used in the post-employment benefits, compensated absences and termination benefits calculations for 2014–15 is 3.15 per cent (2013–14, 3.15 per cent). The discount rate used by BPS organizations in the post-employment benefits for 2014–15 ranges from 2.75 per cent to 8.00 per cent (2013–14, 2.70 per cent to 7.50 per cent).
7.	Other Liabilities
Other Liabilities As at March 31 ($ Millions)	2015	2014
Power Purchase Contracts	$479	$696
Liabilities for Contaminated Sites	1,792	107
Other Funds and Liabilities	2,187	2,026
Total	$4,458	$2,829
Power Purchase Contracts
Power supply contracts include both power purchase contracts and power supply support agreements. Power purchase contracts and related loan agreements were entered into by Ontario Hydro with non-utility generators (NUGs) located in Ontario. As the legal continuation of Ontario Hydro, Ontario Electricity Financial Corporation (OEFC), a consolidated government organization, is the counterparty to these contracts. The contracts, expiring on various dates to 2048, provided for the purchase of power at prices that were expected to be in excess of the future market price. Accordingly, a liability was recorded at $4.3 billion on a discounted cash-flow basis when Ontario Hydro was continued as OEFC on April 1, 1999.
Under legislated reforms to the electricity market, OEFC began receiving actual contract prices for power from ratepayers effective January 1, 2005, and no longer incurs losses on these contracts. At that time, the Ministry of Finance estimated the bulk of the liability to be eliminated over 12 years as existing electricity contracts expire. As a result, the OEFC is amortizing the bulk of the liability to revenue over that period. The decrease in the liability for power purchase contracts was $217 million (2013–14, $243 million), resulting in a liability of $0.5 billion as at March 31, 2015 (2014, $0.7 billion).
In addition, effective January 1, 2009, OEFC entered into a support contract, the Contingency Support Agreement (CSA), with Ontario Power Generation Inc. (OPG) whereby OPG agreed to maintain the reliability and availability of Lambton and Nanticoke coal-fired stations following implementation of a greenhouse gas emissions-reduction strategy. Under the contract, OEFC agreed to ensure OPG would recover the actual costs of operating the stations after implementing this strategy. Any costs to OEFC under this agreement are fully recovered from electricity ratepayers. As at December 31, 2013, OEFC triggered an early termination clause in the CSA to reflect the advanced closure of these plants by one year to the end of 2013. OPG is allowed to recover actual costs that cannot reasonably be avoided or mitigated, during the period from the early shutdown date until December 31, 2014, consistent with the original end date of the CSA.
During the year ended March 31, 2015, OEFC's cost under power supply contracts totalled $950 million (2013–14, $1,296 million), including purchases of power from NUGs of $902 million (2013–14, $997 million) and OPG support contract costs of $48 million (2013–14, $299 million). These costs were recovered from electricity ratepayers (as shown in Schedules 1, 3 and 4).
Liabilities for Contaminated Sites
The Province reports environmental liabilities related to the management and remediation of contaminated sites where the Province is obligated or likely obligated to incur such costs. A contaminated sites liability of $1,792 million has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.
The Province's ongoing efforts to assess contaminated sites may result in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments or intended use of existing sites, including mine sites. Any changes to the Province's liabilities for contaminated sites will be accrued in the year in which they are assessed as likely and reasonably estimable.
Other Funds and Liabilities
Other funds and liabilities include pension and benefit funds related to the Provincial Judges' Pension Fund, the Public Service and the Deputy Ministers' Supplementary Benefit Accounts, externally restricted funds and other long-term liabilities.
8.	Investments
Investments As at March 31 ($ Millions)	2015	2014
Temporary Investments	$14,743	$16,738
Add: Assets Purchased under Resale Agreements	5,942	3,639
Less: Assets Sold under Repurchase Agreements	(1,994)	(1,037)
Total Temporary Investments	$18,691	$19,340
Auto Sector Investments at Net Realizable Value	–	608
Other Investments	1,675	1,618
Asset-Backed Term Notes	–	423
Total Investments	$20,366	$21,989
Temporary Investments
Temporary investments primarily consist of investments in government bonds. The fair value of temporary investments, including assets purchased and sold under resale and repurchase agreements at March 31, 2015, is $18.7 billion (2014, $19.3 billion). Fair value is determined using quoted market prices.
A resale agreement is an agreement between two parties where the Province purchases and subsequently resells a security at a specified price on a specified date. A repurchase agreement is an agreement between two parties where the Province sells and subsequently repurchases a security at a specified price on a specified date.
Investments in the Auto Sector
In 2009, the Province committed to provide one-third of the total Canadian financial assistance, to a maximum of $4.8 billion, as part of a co-ordinated response with the Canadian and U.S. federal governments to support the restructuring of the North American automotive industry. The Province's one-third contribution was initiated through a Loan Participation Agreement with Export Development Canada (EDC), a federal Crown corporation. The Province contributed $4.6 billion of the total $13.7 billion in loans that were issued by the Canadian government through EDC.
During 2010, EDC agreed to transfer $9.1 billion of the $13.7 billion of outstanding loans to the Canada Development Investment Corporation (CDEV), another federal Crown corporation, through a transfer agreement for nominal consideration. These loans were exchanged by CDEV for common and preferred shares of the borrower. The rights of the Province to a one-third interest in the proceeds of these shares are governed under a Memoranda of Understanding between the Canadian government and the Province.
On December 31, 2014, the preferred shares were redeemed and the Province's portion of the common shares were transferred from CDEV to the Province. The Province subsequently sold the common shares in January and February 2015 and recorded a total gain of $1.1 billion on both the common and preferred shares. The Province has accounted for its participative interests in the auto sector as investments in these financial statements. The balance as at March 31, 2015, is nil (2014, $608 million).
Asset-Backed Term Notes
On January 21, 2009, the restructuring of the frozen Canadian third-party asset-backed commercial paper (ABCP) was completed. Upon completion, the Province received long-term notes issued by the Master Asset Vehicle (MAV). In May 2014, the Province participated in the optional redemption unwind process for Canadian dollar-denominated MAV notes. Long-term notes totalling $511 million at par with a net book value of $402 million were exchanged for notes in the Liquidation Trust. The remaining MAV notes of $31 million at par with a net book value of $21 million were sold for $28 million in June 2014. The Province received $436 million in July 2014, $35 million in September 2014, and may also receive $16 million by 2017 as distributions from the Liquidation Trust. As at March 31, 2015, the net book value of the Liquidation Trust notes held by the Province was nil (2014, $423 million).
Other Investments
Other investments represent the investments of BPS organizations. These investments primarily consist of fixed income securities. The fair value of these investments approximates book value.
9.	Tangible Capital Assets
Tangible Capital Assets As at March 31 ($ Millions)
	Land	Buildings	Transportation Infrastructure	Machinery and Equipment	Information Technology	Other	Total
Cost
Opening Balance	12,960	69,319	27,813	10,996	4,991	5,220	131,299
Additions Net of Write-downs	861	4,484	3,689	826	679	644	11,183
Disposals	20	182	762	192	187	83	1,426
Closing Balance	13,801	73,621	30,740	11,630	5,483	5,781	141,056

Accumulated Amortization
Opening Balance	–	19,612	8,720	8,224	2,692	1,495	40,743
Additions	–	2,011	1,102	727	486	218	4,544
Disposals	–	127	722	180	186	81	1,296
Closing Balance	–	21,496	9,100	8,771	2,992	1,632	43,991

Net Book Value
2015	13,801	52,125	21,640	2,859	2,491	4,149	97,065
2014	12,960	49,707	19,093	2,772	2,299	3,725	90,556

Land includes land acquired for transportation infrastructure, parks, buildings and other program use, and land improvements that have an indefinite life and are not being amortized. Land excludes Crown lands acquired by right.
Buildings include administrative and service structures, and dams and engineering structures.
Transportation Infrastructure includes provincial highways, railways, bridges and related structures and facilities, but excludes land and buildings.
Machinery and Equipment consists mainly of hospital equipment.
Information Technology consists of computer hardware and software.
Other includes leased assets, vehicles, aircraft and other miscellaneous tangible capital assets owned by the government and its consolidated organizations.
Works of art and historical treasures are excluded from tangible capital assets.
Assets under construction have been included within the various asset categories presented above. The total value of assets under construction as at March 31, 2015, is $14.2 billion (2013–14, $13.5 billion).
All tangible capital assets, except assets under construction, land and land improvements with an indefinite life, are being amortized on a straight-line basis over their estimated useful lives. Amortization expense for the fiscal year 2014–15 totalled $4.5 billion, of which $1.8 billion (2013–14, $1.8 billion) relates to the Province and $2.7 billion (2013–14, $2.6 billion) relates to the BPS. The latter expense is included under the BPS expense reported on Schedule 10. The useful lives of the Province's tangible capital assets have been estimated as:
Buildings                                              20 to 40 years
Dams and Engineering Structures        20 to 80 years
Transportation Infrastructure               10 to 75 years
Machinery and Equipment                   3 to 20 years
Information Technology                       3 to 15 years
Other                                                     3 to 30 years
10.	Changes in the Fair Value of Ontario Nuclear Funds
The Ontario Nuclear Funds Agreement (ONFA) Funds were established by Ontario Power Generation Inc. (OPG) and the Province to ensure that sufficient funds will be available to pay for the costs of nuclear station decommissioning and nuclear used fuel waste management. Effective January 1, 2007, OPG has adopted the accounting standards issued by the AcSB of CPA Canada on the recognition and measurement of financial instruments. As a result, the ONFA Funds are carried at fair value in OPG's financial statements.
Since April 1, 2007, the fair value of ONFA Funds has been reflected in the Province's Consolidated Financial Statements. Unrealized gains and losses of ONFA Funds are included in Investment in Government Business Enterprises and recorded as an Increase (Decrease) in Fair Value of Ontario Nuclear Funds in the Consolidated Statement of Change in Net Debt and the Consolidated Statement of Change in Accumulated Deficit. Realized gains and losses of ONFA Funds are included in Income from Investment in Government Business Enterprises. Inter-organizational balances related to ONFA Funds are eliminated.
ONFA Funds incurred unrealized gains in 2014–15 of $1,121 million (2013–14, $951 million) that resulted in an increase in Investment in Government Business Enterprises, and a corresponding decrease in Net Debt and Accumulated Deficit.
11.	Contingent Liabilities
Obligations Guaranteed by the Province
The authorized limit for loans guaranteed by the Province as at March 31, 2015, was $2.0 billion (2014, $2.0 billion). The outstanding loans guaranteed and other contingencies amounted to $1.4 billion as at March 31, 2015 (2014, $1.5 billion). A provision of $4 million (2014, $5 million) based on an estimate of the likely loss arising from guarantees under the Student Support Programs has been reflected in these financial statements.
Ontario Nuclear Funds Agreement (ONFA)
Under ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate will be updated periodically to reflect new developments in the management of nuclear used fuel waste.
As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the portion of the nuclear used fuel waste management segregated fund related to the fixed volume of used fuel. If the earnings on assets in that fund related to the fixed volume exceed the guaranteed rate, the Province is entitled to the excess.
Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (CNSC) licensing requirements for financial guarantees in respect of OPG's nuclear station decommissioning and nuclear waste management obligations. One agreement gives the CNSC access (in prescribed circumstances) to the segregated funds established under ONFA. The other agreement between the Province and the CNSC provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee relates to the portion of the decommissioning and waste management obligations not funded by the estimated value of ONFA funds as at January 1, 2013. In return, the Province receives from OPG an annual fee equal to 0.5 per cent of the value of the guarantee. The provincial guarantee, for up to $1,551 million, is in effect from January 1, 2013, through the end of 2017, when the next reference plan for the CNSC is planned to be approved. In each of January 2014 and 2015, OPG paid a guarantee fee of $8 million to the Province based on the guarantee amount of $1,551 million.
Social Housing — Loan Insurance Agreements
For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (CMHC) for any net costs, including any environmental liabilities, incurred as a result of project defaults through the Ministry of Municipal Affairs and Housing or the Ontario Mortgage and Housing Corporation.
At March 31, 2015, there were $5.4 billion (2014, $5.8 billion) of mortgage loans outstanding. As operating subsidies provided by the Province are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.
Claims Against the Crown
There are claims outstanding against the Crown, of which 58 (2014, 59) are for amounts over $50 million. These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property, and like items. The cost to the Province, if any, cannot be determined because the financial outcome of these actions is uncertain. For a detailed listing of claims against the Ministries, refer to Public Accounts Volume 1 – Claims against the Crown.
Canadian Blood Services
The provincial and territorial governments of Canada have entered into a Canadian Blood Services Excess Insurance Captive Support Agreement (the "Captive Support Agreement") with Canadian Blood Services (CBS) and Canadian Blood Services Captive Insurance Company Limited (CBSI), a wholly owned subsidiary of CBS. Under the Captive Support Agreement, each government indemnifies CBSI for its pro-rata share of any payments that CBSI becomes obliged to make under a comprehensive blood risks insurance policy it provides to CBS. The policy has an overall limit of $750 million, which may cover settlements, judgments and defence costs. The policy is in excess of, and secondary to, a $250 million comprehensive insurance policy underwritten by CBS Insurance Company Limited, a subsidiary of CBS. Given current populations, Ontario's maximum potential liability under the Captive Support Agreement is approximately $376 million. The Province is not aware of any proceedings that could lead to a claim against it under the Captive Support Agreement.
Legal Aid Ontario – Certificates
Legal Aid Ontario (LAO) issues certificates to individuals seeking legal aid assistance. Each certificate issued authorizes legal services to be performed within the tariff guidelines. At March 31, 2015, a potential $55.6 million (2014, $59.4 million) could still be incurred on certificates issued on or before March 31, 2015, over and above the billings received to date.
Contaminated Sites
The Province has identified as contingent liabilities 76 sites that may have potential liabilities of $383 million. A liability has not been recorded for these sites because either the likelihood of the government becoming responsible for the site is not determinable, the amount of the liability cannot be estimated, or both.
TO2015 – Pan/Parapan American Games
On November 6, 2009, Pan American Sports Organization (PASO) members voted to award Toronto and the Golden Horseshoe region the hosting rights of the 2015 Pan/Parapan American Games. Under the Ontario Support Agreement (OSA), the Province has agreed to financially support TO2015 if spending on Pan American-related commitments exceeds TO2015's approved budget. The agreement stipulates that payments of any approved expenses in excess of the aggregate agreed contribution to the Games by all parties are the responsibility of the Province, provided that such expenses have been incurred in an agreed manner and approved by the Province in accordance with the terms and conditions of the OSA. As at March 31, 2015, an estimate of the possibility and amount of payments associated with the Province's commitment, if any, is undeterminable and this continues to be the case as of August 2015.
Note 12 of these financial statements provides additional details on Pan/Parapan American Games obligations.
General Real Estate Portfolio — Lease Obligation
Prior to the amalgamation of Stadium Corporation of Ontario Limited (STADCO) with Infrastructure Ontario and the Ontario Realty Corporation on June 6, 2011, all assets, liabilities and operations of STADCO were transferred to the General Real Estate Portfolio (GREP), including ground leases dated June 3, 1989, with Canada Lands Company (CLC) for the SkyDome Lands and the sublease to Rogers Stadium Limited Partnership (sub-tenant). Under the terms of the ground lease, GREP is responsible for base rent, realty taxes, utilities and certain operating costs, which are assumed by the sub-tenant under the terms of the sub-lease. In the event of a default by the sub-tenant, the potential financial impact to GREP is estimated to be the base rent, in the range of $300 million to $400 million annually, plus realty taxes, utilities and certain operating costs.
Collateral
The Province has entered into securities repurchase agreements and collateralized swap agreements with certain counterparties. Under the terms of those agreements, the Province may be required to pledge and/or receive assets relating to obligations to the counterparties. In the normal course of business, these pledged securities will be returned to the pledgor when there are no longer any outstanding obligations.
As at March 31, 2015, the Province pledged assets in the carrying amount of $35 million (2014, no assets pledged to counterparties), which would be included in Investments and/or Cash and Cash Equivalents.
12.	Contractual Obligations
Contractual Obligations as at March 31 ($ Millions)			Minimum Payments to be made in:
	2015	2014	2016	2017	2018	2019	2020	2021 and thereafter
Transfer Payments	$7,872	$10,726	$4,785	$1,874	$468	$228	$236	$281
Alternative Financing Contracts	24,210	20,081	6,006	1,170	1,246	1,349	1,051	13,388
Ontario Power Generation	5,286	6,141	1,136	387	369	363	430	2,601
Leases	4,139	4,184	635	542	466	396	332	1,768
Construction Contracts	4,654	4,552	1,882	669	379	238	200	1,286
Other	7,204	7,528	1,570	988	850	761	672	2,363
Total Contractual Obligations	$53,365	$53,212	$16,014	$5,630	$3,778	$3,335	$2,921	$21,687

Ontario Power Generation Inc.'s contractual obligations include future contributions under ONFA of $3.4 billion and fuel supply agreements of $813 million.
In November 2009, the Pan American Sports Organization selected the City of Toronto and the Golden Horseshoe region to host the 2015 Pan/Parapan American Games. The Government of Ontario invested funds to help plan and stage the Games, and to support the construction of the Athletes' Village. Transfer payments and alternative financing contracts in the table above include $836 million in commitments that are still to be provided for the Games and the Athletes' Village project.
The Province has entered into a number of multiple-year alternative financing contracts for the construction of assets and delivery of services. The contractual obligations represent the unperformed capital and operating portion of the contracts and will become liabilities in the future when the terms of the contracts are met.
13.	Trust Funds Under Administration
Summary financial information from the most recent financial statements of trust funds under administration is provided below.
Workplace Safety and Insurance Board (WSIB)[1] As at December 31 ($ Millions)	2014	2013
Assets	$25,571	$22,510
Liabilities	31,025	30,754
Deficiency of Assets	(5,454)	(8,244)
Unfunded Liability attributable to WSIB stakeholders	($8,098)	($10,638)
[1] The financial statements have been prepared in accordance with IFRS.

Other Trust Funds As at March 31 ($ Millions)			2015	2014
	Assets	Liabilities	Fund Balance (Unfunded Liability)	Fund Balance (Unfunded Liability)
The Public Guardian and Trustee for Province of Ontario	$1,676	$53	$1,623	$1,568
Motor Vehicle Accident Claims Fund	67	228	(161)	(155)
Pension Benefits Guarantee Fund	543	171	372	375
As at December 31	Assets	Liabilities	2014 Fund Balance	2013 Fund Balance
Deposit Insurance Corporation of Ontario	$198	$13	$185	$165
Unfunded liabilities of trusts under administration are not included in the Province's consolidated financial statements as it is intended that they will be discharged by external parties. The most recent financial statements of these trusts are reproduced in Volume 2 of the Public Accounts of Ontario.

14.	Future Changes in Accounting Standards
PSAB 3450 – Financial Instruments and PSAB 2601 – Foreign Currency Translation
PSAB has introduced new sections on Financial Instruments and Foreign Currency Translation that categorize items to be accounted for at either fair value, cost or amortized cost. Fair value measurement applies to derivatives and portfolio investments in equity instruments that are quoted in an active market. Other ﬁnancial assets and ﬁnancial liabilities will generally be measured at cost or amortized cost. Until an item is derecognized (for example, through disposition), any gains and losses arising due to changes in fair value (remeasurements) will be reported in the Statement of Remeasurement Gains and Losses. PSAB has agreed to further explore the views of the stakeholders in the areas of hedge accounting and linkage to the Concepts Underlying Financial Performance project. PSAB has extended the effective date of the two standards to April 1, 2019, for senior governments to allow time to fully consider the issues.
PSAB 2200 – Related Party Disclosures
PSAB has issued a new standard on Related Party Disclosures. This standard requires disclosure of related party transactions if they have or could have a material financial effect on the Consolidated Financial Statements and only if those transactions occur at a value different from what would have been arrived at if the parties were unrelated. Transactions involving key management personnel and their close family members may be required to be disclosed if they meet certain criteria. The standard is effective in fiscal year 2017–18 or earlier. The Province is currently assessing the impact of this standard on its Consolidated Financial Statements.
PSAB 3420 – Inter-Entity Transactions
PSAB has issued a new standard on Inter-Entity Transactions. It establishes standards on how to account for and report transactions between public-sector entities that comprise a government's reporting entity from both a provider and recipient perspective. This standard covers recognition and measurement and references disclosure of information about Inter-Entity Transactions, in accordance with the Related Party Disclosure, Section PS 2200. Senior governments are required to adopt these standards in fiscal year 2017–18 or earlier. The impact of this standard on the Consolidated Financial Statements is being assessed at this time by the Province.
Future Standards on Rate-Regulated Entities
The financial results of Ontario Power Generation Inc. and Hydro One Inc. are prepared on a U.S. GAAP basis as directed by the Province, but are consolidated on a modified equity basis in the Province's financial statements under Canadian GAAP. To date, both U.S. and Canadian GAAP have been aligned in accounting treatment for rate-regulated activities. In December 2009, AcSB approved a standard requiring that publicly accountable enterprises adopt International Financial Reporting Standards (IFRS) for fiscal years beginning on or after January 1, 2011. Under PSAB, government business enterprises are directed to follow accounting standards applicable for publicly accountable enterprises. However, as a result of concerns raised by the rate-regulated sector, the IFRS implementation date for entities with qualifying rate-regulated activities was extended by AcSB to January 1, 2015, in light of ongoing uncertainties regarding the International Accounting Standard Board's (IASB) future decisions on rate-regulated accounting. Because the reporting periods of Hydro One and Ontario Power Generation differ from that of the Province, any change in their reporting as a result of having to adopt the new standard would need to be reflected in the 2015–16 Public Accounts.
The IASB issued an interim limited-scope standard IFRS 14, Regulatory Deferral Accounts, in 2014 that is effective for fiscal years beginning on or after January 1, 2016. The transitionary standard grandfathers rate-regulated accounting for entities adopting IFRS for the first time until the IASB completes its comprehensive project on rate-regulated activities. Despite the deferred effective date for the new IFRS standard, the AcSB has decided not to extend its deferral for rate-regulated entities to align with the implementation date of IFRS 14. In addition, the outcome of the IASB's deliberations on the future of rate-regulated accounting remains uncertain. Given this uncertainty, the Province will continue to monitor and assess any changes to IFRS standards that could have a material impact on the Province's Consolidated Financial Statements.
PSAB/AcSB Statement of Principles on Not-for-Profit Accounting
In December 2010, not-for-profit accounting standards were incorporated into PSAB standards for use by government not-for-profit organizations for fiscal years beginning on or after January 1, 2012. In April 2013, AcSB and the Public Sector Accounting Board issued a joint Statement of Principles on Improvements to the Not-for-Profit Standards that proposes to change the way not-for-profit organizations recognize revenue, report controlled organizations, and record other activities. The Province's Consolidated Financial Statements may be affected by any changes in the standards to the extent that government organizations are impacted by any final changes. The Province will continue to consult with consolidated entities and their respective ministries to ensure that financial reporting by Ontario's public-sector not-for-profit organizations best meets users' needs.
Concepts Underlying Financial Performance
PSAB is currently in the process of revisiting its conceptual framework. The conceptual framework establishes principles for the development of standards used for financial reporting by governments. The conceptual framework is important to ensure public–sector standards appropriately reflect the economic substance of government transactions and to support transparency and accountability in public-sector reporting. PSAB continues with stakeholder communication activities and a third consultation paper was issued in the first quarter of 2015 to which the Province will be responding.
15.	Subsequent Event
Subsequent to year-end, on April 16, 2015, the Province announced its intentions to broaden ownership of Hydro One, a government business enterprise consolidated in these financial statements, through a public offering of shares. This would involve an initial sale of approximately 15 per cent of the common shares of Hydro One followed by potential additional share sales in subsequent years, up to a maximum sale of 60 per cent of the Province's current interest in Hydro One. The Province would continue to retain oversight of Hydro One by retaining a minimum of 40 per cent ownership. In addition, the Province announced plans to enter an agreement to sell Hydro One Brampton to several electricity entities in the near future.
16.	Comparative Figures
The comparative figures have been reclassified as necessary to conform to the 2015 presentation.

SCHEDULES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Schedule 1                              Revenues by Source 82
Schedule 2                              Revenues by Sector 84
Schedule 3                              Expenses by Sector 86
Schedule 4                              Expenses by Ministry 88
Schedule 5                              Accounts Payable and Accrued Liabilities 89
Schedule 6                              Accounts Receivable 89
Schedule 7                              Loans Receivable 90
Schedule 8                              Government Organizations 92
Schedule 9                              Government Business Enterprises 97
Schedule 10                            Broader Public Sector Organizations 99

Province of Ontario Schedule 1: Revenues by Source
($ Millions)	2014–15 Budget	2014–15 Actual	2013–14 Actual
Taxation
Personal Income Tax	29,172	29,313	26,929
Sales Tax	21,937	21,689	20,481
Corporations Tax	10,254	9,557	11,423
Education Property Tax	5,661	5,561	5,457
Employer Health Tax	5,551	5,415	5,283
Ontario Health Premium	3,321	3,366	3,128
Gasoline Tax	2,395	2,447	2,363
Land Transfer Tax	1,604	1,778	1,614
Tobacco Tax	1,300	1,163	1,110
Fuel Tax	734	739	718
Beer and Wine Tax	572	560	557
Electricity Payments-In-Lieu of Taxes	329	180	543
Other Taxes	535	507	360
	83,365	82,275	79,966
Transfers from Government of Canada
Canada Health Transfer	12,350	12,408	11,940
Canada Social Transfer	4,841	4,847	4,689
Equalization Payments	1,988	1,988	3,169
Labour Market Development Agreement	628	628	623
Social Housing	458	465	474
Indian Welfare Services Agreement	239	246	227
Job Fund Agreement	–	179	–
Infrastructure Programs	296	137	123
Bilingualism Development	80	86	85
Labour Market Agreement for Persons with Disabilities	76	76	76
Legal Aid Criminal	51	53	51
Youth Criminal Justice	52	52	52
Labour Market Agreement	193	–	193
Wait Times Reduction Fund	–	–	96
Other	630	450	479
	21,882	21,615	22,277

Province of Ontario Schedule 1: Revenues by Source (cont'd)
($ Millions)	2014–15 Budget	2014–15 Actual	2013–14 Actual
Income from Investment in Government Business Enterprises (Schedule 9)	5,026	5,615	5,337
Other
Sales and Rentals	2,058	2,336	1,409
Vehicle and Driver Registration Fees	1,442	1,433	1,248
Electricity Debt Retirement Charge	940	956	954
Power Supply Contract Recoveries (Note 7)	959	950	1,296
Other Fees and Licenses	795	693	759
Royalties	274	275	242
Independent Electricity System Operation Revenue	174	240	160
Net Reduction of Power Purchase Contracts (Note 7)	217	217	243
Local Services Realignment	94	106	92
Miscellaneous	1,645	1,835	1,928
	8,598	9,041	8,331
Total Revenues	118,871	118,546	115,911

Province of Ontario Schedule 2: Revenues by Sector
Sectors	Health[1]		Education[2]		Children's and Social Services[3]		Environment, Resources and Economic Development[4]
For the year ended March 31 ($ Millions)	2015	2014	2015	2014	2015	2014	2015	2014
Revenues
Taxation (Schedule 1)	–	–	–	–	–	–	2	2
Transfers from Government of Canada (Schedule 1)	55	64	80	79	346	303	904	939
Income from Investment in Government Business Enterprises (Schedule 9) (Schedule 9)	–	–	–	–	–	–	1,789	1,605
Other (Schedule 1)	229	401	26	27	64	47	3,756	3,364
Total	284	465	106	106	410	350	6,451	5,910
[1] Includes the activities of the Ministry of Health and Long-Term Care.
[2] Includes the activities of the Ministry of Education.
[3] Includes the activities of the Ministries of Children and Youth Services, and Community and Social Services.
[4] Includes the activities of the Ministries of Aboriginal Affairs, Agriculture and Food/Rural Affairs, Citizenship and Immigration, Consumer Services, Economic Development, Trade, and Employment/Research and Innovation, Energy, Environment, Labour, Municipal Affairs and Housing, Natural Resources, Northern Development and Mines, Tourism, Culture and Sport, and Transportation.

Post-Secondary Education and Training[5]		Justice[6]		General Government and Other[7]		Total
2015	2014	2015	2014	2015	2014	2015	2014

–	–	–	–	82,273	79,964	82,275	79,966
868	884	100	100	19,262	19,908	21,615	22,277
–	–	–	–	3,826	3,732	5,615	5,337
54	78	727	727	4,185	3,687	9,041	8,331
922	962	827	827	109,546	107,291	118,546	115,911
[5] Includes the activities of the Ministry of Training, Colleges and Universities.
[6] Includes the activities of the Ministries of Attorney General, and Community Safety and Correctional Services.
[7] Includes the activities of the Ministries of Government Services, Infrastructure, Finance, the Board of Internal Economy, Executive Offices, and the Office of Francophone Affairs.

Province of Ontario Schedule 3: Expenses by Sector[1]
Sectors	Health[2]		Education[3]		Children's and Social Services[4]		Environment, Resources and Economic Development[5]
For the year ended March 31 ($ Millions)	2015	2014	2015	2014	2015	2014	2015	2014
Expenses
Transfer Payments	47,886[10]	46,083	24,909	24,071	13,926[11]	13,237	5,400	5,668
Interest on Debt	–	–	–	–	–	–	–	–
Salaries and Wages	639	613	204	204	429	426	1,753	1,734
Services	1,740	1,422	136	127	186	169	1,379	1,240
Pensions and Employee Future Benefits (Note 6)	6	7	565	873	7	7	11	11
Power Supply Contract Costs	–	–	–	–	–	–	–	–
Amortization of Tangible Capital Assets	54	85	9	8	23	7	1,456	1,429
Employee Benefits	120	116	33	33	69	72	338	316
Supplies and Equipment	396	393	8	9	9	9	217	193
Transportation and Communication	60	67	15	14	20	20	116	105
Net Impact of Broader Public Sector Organizations on Provincial Expenses (Schedule 10)	(1,042)	78	(717)	(855)	–	–	–	–
Other	154	45	30	33	41	51	794	736
Total [12]	50,013	48,909	25,192	24,517	14,710	13,998	11,464	11,432
[1] The information in the sectors' columns represents activities of ministries and consolidated agencies after adjustments to eliminate transactions between sectors.
[2]  Includes the activities of the Ministry of Health and Long-Term Care.
[3] Includes the activities of the Ministry of Education.
[4] Includes the activities of the Ministries of Children and Youth Services, and Community and Social Services.
[5] Includes the activities of the Ministries of Aboriginal Affairs, Agriculture and Food/Rural Affairs, Citizenship and Immigration, Consumer Services, Economic Development, Trade, and Employment/Research and Innovation, Energy, Environment, Labour, Municipal Affairs and Housing, Natural Resources, Northern Development and Mines, Tourism, Culture and Sport, and Transportation.

Post-Secondary Education and Training[6]		Justice[7]		General Government and Other[8]		Interest on Debt[9]		Total
2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

7,531	7,382	391	368	814	920	–	–	100,857	97,729
–	–	–	–	–	–	10,635	10,572	10,635	10,572
91	95	2,244	2,164	968	980	–	–	6,328	6,216
67	65	961	866	226	121	–	–	4,695	4,010
–	–	18	17	1,228	1,294	–	–	1,835	2,209
–	–	–	–	950	1,296	–	–	950	1,296
2	2	12	11	285	266	–	–	1,841	1,808
14	15	299	289	112	134	–	–	985	975
1	1	171	159	51	53	–	–	853	817
4	4	71	70	66	73	–	–	352	353
(102)	(43)	–	–	–	–	–	–	(1,861)	(820)
64	60	159	221	149	53	–	–	1,391	1,199
7,672	7,581	4,326	4,165	4,849	5,190	10,635	10,572	128,861	126,364
[6] Includes the activities of the Ministry of Training, Colleges and Universities.
[7] Includes the activities of the Ministries of Attorney General, and Community Safety and Correctional Services.
[8] Includes the activities of the Ministries of Government Services, Infrastructure, Finance, the Board of Internal Economy, Executive Offices, and the Office of Francophone Affairs.
[9] Includes the activities related to the management of the debt of the Province.
[10]  Includes transfers of $2,495 million to Community Care Access Centres.
[11]  Includes transfers of $1,490 million to Children's Aid Societies.
[12]  The comparative figures have been reclassified to conform to the 2014–2015 presentation.

Province of Ontario Schedule 4: Expenses by Ministry
($ Millions)	2014–15 Budget	2014–15 Actual	2013–14 Actual
Aboriginal Affairs	71	71	75
Agriculture and Food/Rural Affairs	1,191	943	1,013
Attorney General	1,774	1,783	1,813
Board of Internal Economy	205	264	199
Children and Youth Services	4,222	4,132	3,997
Citizenship and Immigration	121	127	120
Community and Social Services	10,791	10,577	10,001
Community Safety and Correctional Services	2,479	2,543	2,352
Consumer Services	25	27	24
Economic Development, Trade and Employment/Research and Innovation	1,062	867	872
Education	24,840	24,628	23,644
Teachers' Pension (Note 6)	507	564	873
Energy	1,433	1,405	1,318
Environment	490	486	481
Executive Offices	33	43	30
Finance	1,014	876	889
Contingency Fund[1]	415	–	–
Interest on Debt	11,010	10,635	10,572
Municipal Partnership Fund	542	542	569
Power Supply Contract Costs	959	950	1,296
Transition Fund	80	–	–
Government Services	1,029	823	785
Public Service/OPSEU Pension and Other Employee Future Benefits (Note 6)	1,170	1,106	1,265
Health and Long-Term Care	50,055	50,013	48,909
Infrastructure	521	240	152
Contingency Fund[1]	100	–	–
Labour	311	305	303
Municipal Affairs and Housing	1,035	1,044	1,203
Natural Resources	783	792	812
Northern Development and Mines	754	804	719
Office of Francophone Affairs	4	5	5
Tourism, Culture and Sport	1,836	1,650	1,669
Training, Colleges and Universities	7,839	7,672	7,581
Transportation	3,025	2,944	2,823
Program Review Savings Target[2]	(250)	–	–
Year-End Savings[2]	(1,100)	–	–
Total Expenses	130,376	128,861	126,364
[1] See glossary for definition. [2] For Budget purposes, these items were not allocated to individual ministries.

Province of Ontario Schedule 5: Accounts Payable and Accrued Liabilities
As at March 31 ($ Millions)	2015	2014
Transfer Payments	5,864	5,764
Interest on Debt	3,874	3,646
Salaries, Wages and Benefits	2,788	2,640
Other	8,548	7,641
Total Accounts Payable and Accrued Liabilities	21,074	19,691

Province of Ontario Schedule 6: Accounts Receivable
As at March 31 ($ Millions)	2015	2014
Taxes	5,552	4,435
Transfer Payments[1]	667	684
Other Accounts Receivable[2]	3,785	3,531
	10,004	8,650
Less: Allowance for Doubtful Accounts[3]	(831)	(1,021)
	9,173	7,629
Government of Canada	1,144	895
Total Accounts Receivable	10,317	8,524
[1] The Transfer Payment receivable consists primarily of recoverables of $612 million (2014, $578 million) for the Ontario Disability Support Program – Financial Assistance.
[2] Other Accounts Receivable includes trade receivables.
[3] The Allowance for Doubtful Accounts includes a provision of $532 million (2014, $505 million) for the Ontario Disability Support Program – Financial Assistance.

Province of Ontario Schedule 7: Loans Receivable
As at March 31 ($ Millions)	2015	2014
Government Business Enterprises[1]	3,695	3,997
Municipalities[2]	5,067	5,090
Students[3]	3,173	3,052
Industrial and Commercial[4]	492	518
Pension Benefit Guarantee Fund[5]	209	220
Universities[6]	22	31
Other	402	115
	13,060	13,023
Unamortized Concession Discounts[7]	(277)	(308)
Allowance for Doubtful Accounts[8]	(1,006)	(937)
Total Loans Receivable	11,777	11,778
[1] Loans to government business enterprises bear interest at rates of 2.32 per cent to 6.33 per cent (2014, 2.32 per cent to 6.33 per cent).
[2] Loans to municipalities bear interest at rates of up to 10.52 per cent (2014, 10.25 per cent).
[3] Loans to students bear interest at rates of 1.23 per cent to 4.00 per cent (2014, 1.47 per cent to 4.00 per cent).
[4] Loans to industrial and commercial enterprises bear interest at rates of up to 6.56 per cent (2014, 6.74 per cent).
[5] The loan to the Pension Benefit Guarantee Fund is interest-free.
[6] Loans to universities are mortgages bearing interest at rates of 2.77 per cent to 7.00 per cent (2014, 2.77 per cent to 7.13 per cent).
[7] Unamortized concession discounts related to loans made to municipalities of $71 million (2014, $82 million), loans to the Pension Benefit Guarantee Fund of $102 million (2014, $108 million), and loans to industrial and commercial enterprises and other of $104 million (2014, $118 million).
[8] Allowance for doubtful accounts related to loans made to students of $604 million (2014, $595 million), municipalities of $158 million (2014, $158 million), industrial and commercial enterprises and other of $137 million (2014, $72 million), and the Pension Benefit Guarantee Fund of $107 million (2014, $112 million).

Repayment Terms As at March 31 ($ Millions)	Principal Repayment
Years to Maturity	2015	2014
1 year	1,324	1,294
2 years	850	698
3 years	1,652	821
4 years	812	1,630
5 years	1,215	765
1–5 years	5,853	5,208
6–10 years	3,086	3,558
11–15 years	1,458	1,451
16–20 years	513	515
21–25 years	282	288
Over 25 years	1,618	1,739
Subtotal	12,810	12,759
No fixed maturity	250	264
Total	13,060	13,023
Province of Ontario Schedule 8: Government Organizations[1]
Government Business Enterprises[2]	Responsible Ministry
Hydro One Inc.	Energy
Liquor Control Board of Ontario	Finance
Ontario Lottery and Gaming Corporation	Finance
Ontario Power Generation Inc.	Energy
Other Government Organizations[2]	Responsible Ministry
Agricorp	Agriculture and Food/Rural Affairs
Agricultural Research Institute of Ontario	Agriculture and Food/Rural Affairs
Algonquin Forestry Authority	Natural Resources
Cancer Care Ontario	Health and Long-Term Care
Education Quality and Accountability Office	Education
eHealth Ontario	Health and Long-Term Care
Forest Renewal Trust	Natural Resources
General Real Estate Portfolio	Infrastructure
Independent Electricity System Operator	Energy
Legal Aid Ontario	Attorney General
Local Health Integration Networks
Central East Local Health Integration Network	Health and Long-Term Care
Central Local Health Integration Network	Health and Long-Term Care
Central West Local Health Integration Network	Health and Long-Term Care
Champlain Local Health Integration Network	Health and Long-Term Care
Erie St. Clair Local Health Integration Network	Health and Long-Term Care
Hamilton Niagara Haldimand Brant Local Health Integration Network	Health and Long-Term Care
Mississauga Halton Local Health Integration Network	Health and Long-Term Care
North East Local Health Integration Network	Health and Long-Term Care
North Simcoe Muskoka Local Health Integration Network	Health and Long-Term Care
North West Local Health Integration Network	Health and Long-Term Care
South East Local Health Integration Network	Health and Long-Term Care
South West Local Health Integration Network	Health and Long-Term Care
Toronto Central Local Health Integration Network	Health and Long-Term Care
Waterloo Wellington Local Health Integration Network	Health and Long-Term Care
Metrolinx	Transportation
Metropolitan Toronto Convention Centre Corporation	Tourism, Culture and Sport
Niagara Parks Commission	Tourism, Culture and Sport
Northern Ontario Heritage Fund Corporation	Northern Development and Mines
Ontario Agency for Health Protection and Promotion (Public Health Ontario)	Health and Long-Term Care
Ontario Capital Growth Corporation	Economic Development, Trade and Employment/Research and Innovation
Ontario Clean Water Agency	Environment
Ontario Educational Communications Authority (TVO)	Education
Ontario Electricity Financial Corporation	Finance
Ontario Energy Board	Energy
Ontario Financing Authority	Finance
Ontario French-Language Educational Communications Authority (TFO)	Education
Ontario Immigrant Investor Corporation	Economic Development, Trade and Employment/Research and Innovation
Ontario Infrastructure and Lands Corporation (Infrastructure Ontario)	Infrastructure
Ontario Mortgage and Housing Corporation	Municipal Affairs and Housing
Ontario Northland Transportation Commission	Northern Development and Mines
[1] The schedule of government organizations is updated on an annual basis to reflect any amalgamations or dissolutions of consolidated organizations in the year. This listing represents all consolidated organizations included in the Province's financial statements as at March 31, 2015. Other controlled organizations that do not meet the consolidation threshold of materiality and cost-benefit (per PSAB standards), such as Children's Aid Societies and Community Care Access Centres, are instead reflected as government transfer payment expense in these financial statements through the accounts of the ministries responsible for them.
[2] The most recent audited financial statements of these organizations are included in Volume 2, Public Accounts of Ontario.

Province of Ontario Schedule 8: Government Organizations[1]
Other Government Organizations[2] (cont'd)	Responsible Ministry (cont'd)
Ontario Place Corporation	Tourism, Culture and Sport
Ontario Racing Commission	Agriculture and Food/Rural Affairs
Ontario Securities Commission	Finance
Ontario Student Loan Trust	Training, Colleges and Universities
Ontario Tourism Marketing Partnership Corporation	Tourism, Culture and Sport
Ontario Trillium Foundation	Tourism, Culture and Sport
Ornge	Health and Long-Term Care
Ottawa Convention Centre Corporation	Tourism, Culture and Sport
Province of Ontario Council for the Arts (Ontario Arts Council)	Tourism, Culture and Sport
The Centennial Centre of Science and Technology (Ontario Science Centre)	Tourism, Culture and Sport
The Royal Ontario Museum	Tourism, Culture and Sport
Toronto Organizing Committee for the 2015 Pan American and Parapan American Games (Toronto 2015)	Tourism, Culture and Sport
Toronto Waterfront Revitalization Corporation (Waterfront Toronto)	Infrastructure
Transmission Corridor Program	Infrastructure
Broader Public Sector Organizations
Public Hospitals – Ministry of Health and Long-Term Care
Alexandra Hospital Ingersoll
Alexandra Marine & General Hospital
Almonte General Hospital
Anson General Hospital
Arnprior Regional Health
Atikokan General Hospital
Baycrest Centre for Geriatric Care
Bingham Memorial Hospital
Blind River District Health Centre
Bluewater Health
Brant Community Healthcare System
Brockville General Hospital
Bruyère Continuing Care Inc.
Cambridge Memorial Hospital
Campbellford Memorial Hospital
Carleton Place and District Memorial Hospital
Casey House Hospice
Chatham-Kent Health Alliance
Children's Hospital of Eastern Ontario
Clinton Public Hospital
Collingwood General and Marine Hospital
Cornwall Community Hospital
Deep River and District Hospital Corporation
Dryden Regional Health Centre
Englehart and District Hospital Inc.
Espanola General Hospital
Four Counties Health Services
Georgian Bay General Hospital
Geraldton District Hospital
Grand River Hospital
Grey Bruce Health Services

Groves Memorial Community Hospital
Guelph General Hospital
Haldimand War Memorial Hospital
Haliburton Highlands Health Services Corporation
Halton Healthcare Services Corporation
Hamilton Health Sciences Corporation
Hanover & District Hospital
Headwaters Health Care Centre
Health Sciences North
Holland Bloorview Kids Rehabilitation Hospital
Hôpital Général de Hawkesbury and District General Hospital Inc.
Hôpital Glengarry Memorial Hospital
Hôpital Montfort
Hôpital Notre Dame Hospital (Hearst)
Hornepayne Community Hospital
Hospital for Sick Children
Hôtel-Dieu Grace Healthcare
Hôtel-Dieu Hospital, Cornwall
Humber River Regional Hospital
Joseph Brant Hospital
Kemptville District Hospital
Kingston General Hospital
Kirkland and District Hospital
Lady Dunn Health Centre
Lady Minto Hospital at Cochrane
Lake of the Woods District Hospital
Lakeridge Health
Leamington District Memorial Hospital
Lennox and Addington County General Hospital
Listowel Memorial Hospital
London Health Sciences Centre

Province of Ontario Schedule 8: Government Organizations[1]
Public Hospitals – Ministry of Health and Long-Term Care (cont'd)
Mackenzie Health
Manitoulin Health Centre
Manitouwadge General Hospital
Markham Stouffville Hospital
Mattawa General Hospital
McCausland Hospital
Muskoka Algonquin Healthcare
Niagara Health System
Nipigon District Memorial Hospital
Norfolk General Hospital
North Bay Regional Health Centre
North Wellington Health Care Corporation
North York General Hospital
Northumberland Hills Hospital
Orillia Soldiers' Memorial Hospital
Ottawa Hospital
Pembroke Regional Hospital Inc.
Perth and Smiths Falls District Hospital
Peterborough Regional Health Centre
Providence Care Centre (Kingston)
Providence Healthcare
Queensway-Carleton Hospital
Quinte Healthcare Corporation
Red Lake Margaret Cochenour Memorial Hospital Corporation
Religious Hospitallers of St. Joseph of the Hôtel Dieu of Kingston
Religious Hospitallers of St. Joseph of the Hotel Dieu of St. Catharines
Renfrew Victoria Hospital
Riverside Health Care Facilities Inc.
Ross Memorial Hospital
Rouge Valley Health System
Royal Victoria Regional Health Centre
Runnymede Healthcare Centre
Salvation Army Toronto Grace Health Centre
Sault Area Hospital
Scarborough Hospital
Seaforth Community Hospital
Sensenbrenner Hospital
Services de santé de Chapleau Health Services
Sinai Health System
Sioux Lookout Meno-Ya-Win Health Centre
Smooth Rock Falls Hospital

South Bruce Grey Health Centre
South Huron Hospital Association
Southlake Regional Health Centre
St. Francis Memorial Hospital
St. Joseph's Care Group
St. Joseph's Continuing Care Centre of Sudbury
St. Joseph's General Hospital, Elliot Lake
St. Joseph's Health Care, London
St. Joseph's Health Centre (Guelph)
St. Joseph's Health Centre (Toronto)
St. Joseph's Healthcare Hamilton
St. Mary's General Hospital
St. Mary's Memorial Hospital
St. Michael's Hospital
St. Thomas - Elgin General Hospital
Stevenson Memorial Hospital
Stratford General Hospital
Strathroy Middlesex General Hospital
Sunnybrook Health Sciences Centre
Temiskaming Hospital
Thunder Bay Regional Health Sciences Centre
Tillsonburg District Memorial Hospital
Timmins and District Hospital
Toronto East General Hospital
Trillium Health Partners
University Health Network
University of Ottawa Heart Institute
Weeneebayko Area Health Authority
West Haldimand General Hospital
West Nipissing General Hospital
West Park Healthcare Centre
West Parry Sound Health Centre
William Osler Health System
Wilson Memorial General Hospital
Winchester District Memorial Hospital
Windsor Regional Hospital
Wingham and District Hospital
Women's College Hospital
Woodstock General Hospital Trust

Specialty Psychiatric Hospitals – Ministry of Health and Long-Term Care
Centre for Addiction and Mental Health Ontario Shores Centre for Mental Health Sciences	Royal Ottawa Health Care Group Waypoint Centre for Mental Health Care

Province of Ontario Schedule 8: Government Organizations[1]
School Boards – Ministry of Education
Algoma District School Board
Algonquin and Lakeshore Catholic District School Board
Avon Maitland District School Board
Bloorview MacMillan School Authority
Bluewater District School Board
Brant Haldimand Norfolk Catholic District School Board
Bruce-Grey Catholic District School Board
Campbell Children's School Authority
Catholic District School Board of Eastern Ontario
Conseil des écoles publiques de l'Est de l'Ontario
Conseil scolaire catholique Providence
Conseil scolaire de district catholique Centre-Sud
Conseil scolaire de district catholique de l'Est ontarien
Conseil scolaire de district catholique des Aurores boréales
Conseil scolaire de district catholique des Grandes Rivières
Conseil scolaire de district catholique du Centre-Est de l'Ontario
Conseil scolaire de district catholique du Nouvel-Ontario
Conseil scolaire de district catholique Franco-Nord
Conseil scolaire de district du Grand Nord de l'Ontario
Conseil scolaire de district du Nord-Est de l'Ontario
Conseil scolaire Viamonde
District School Board of Niagara
District School Board Ontario North East
Dufferin-Peel Catholic District School Board
Durham Catholic District School Board
Durham District School Board
Grand Erie District School Board
Greater Essex County District School Board
Halton Catholic District School Board
Halton District School Board
Hamilton-Wentworth Catholic District School Board
Hamilton-Wentworth District School Board
Hastings and Prince Edward District School Board
Huron-Perth Catholic District School Board
Huron-Superior Catholic District School Board
James Bay Lowlands Secondary School Board
John McGivney Children's Centre School Authority
Kawartha Pine Ridge District School Board
Keewatin-Patricia District School Board
Kenora Catholic District School Board
KidsAbility School Authority
Lakehead District School Board

Lambton Kent District School Board
Limestone District School Board
London District Catholic School Board
Moose Factory Island District School Area Board
Moosonee District School Area Board
Near North District School Board
Niagara Catholic District School Board
Niagara Peninsula Children's Centre School Authority
Nipissing-Parry Sound Catholic District School Board
Northeastern Catholic District School Board
Northwest Catholic District School Board
Ottawa Catholic District School Board
Ottawa Children's Treatment Centre School Authority
Ottawa-Carleton District School Board
Peel District School Board
Penetanguishene Protestant Separate School Board
Peterborough Victoria Northumberland and
Clarington Catholic District School Board
Rainbow District School Board
Rainy River District School Board
Renfrew County Catholic District School Board
Renfrew County District School Board
Simcoe County District School Board
Simcoe Muskoka Catholic District School Board
St. Clair Catholic District School Board
Sudbury Catholic District School Board
Superior North Catholic District School Board
Superior-Greenstone District School Board
Thames Valley District School Board
Thunder Bay Catholic District School Board
Toronto Catholic District School Board
Toronto District School Board
Trillium Lakelands District School Board
Upper Canada District School Board
Upper Grand District School Board
Waterloo Catholic District School Board
Waterloo Region District School Board
Wellington Catholic District School Board
Windsor-Essex Catholic District School Board
York Catholic District School Board
York Region District School Board

Province of Ontario Schedule 8: Government Organizations[1]
Colleges – Ministry of Training, Colleges and Universities
Algonquin College of Applied Arts and Technology
Cambrian College of Applied Arts and Technology
Canadore College of Applied Arts and Technology
Centennial College of Applied Arts and Technology
Collège Boréal d'arts appliqués et de technologie
Collège d'arts appliqués et de technologie La Cité collégiale
Conestoga College Institute of Technology and Advanced Learning
Confederation College of Applied Arts and Technology
Durham College of Applied Arts and Technology
Fanshawe College of Applied Arts and Technology
George Brown College of Applied Arts and Technology
Georgian College of Applied Arts and Technology

Humber College Institute of Technology and Advanced Learning
Lambton College of Applied Arts and Technology
Loyalist College of Applied Arts and Technology
Mohawk College of Applied Arts and Technology
Niagara College of Applied Arts and Technology
Northern College of Applied Arts and Technology
Sault College of Applied Arts and Technology
Seneca College of Applied Arts and Technology
Sheridan College Institute of Technology and Advanced Learning
Sir Sandford Fleming College of Applied Arts and Technology
St. Clair College of Applied Arts and Technology
St. Lawrence College of Applied Arts and Technology

Province of Ontario Schedule 9: Government Business Enterprises Summary financial information of Government Business Enterprises is provided below.
For the year ended March 31, 2015 ($ Millions)	Hydro One Inc.[1]	Liquor Control Board of Ontario[2]	Ontario Lottery and Gaming Corporation[2]	Ontario Power Generation Inc.[1]	Total
Assets
Cash and Temporary Investments	146	257	497	547	1,447
Accounts Receivable	1,279	45	100	529	1,953
Inventories	24	414	26	415	879
Prepaid Expenses	–	10	46	60	116
Fixed Assets	17,567	378	1,293	18,041	37,279
Other Assets	2,316	9	2	22,523	24,850
Total Assets	21,332	1,113	1,964	42,115	66,524
Liabilities
Accounts Payable	156	584	319	1,732	2,791
Deferred Revenue	–	–	14	282	296
Long-Term Debt	7,925	116	67	5,556	13,664
Other Liabilities	5,180	(3)	95	20,999	26,271
Total Liabilities	13,261	697	495	28,569	43,022
Net Assets (liabilities)	8,071	416	1,469	13,546	23,502
Revenue	6,584	5,227	6,693	5,311	23,815
Expenses	5,851	3,396	4,698	4,255	18,200
Net Income (loss)	733	1,831	1,995	1,056[3]	5,615
Net Assets at Beginning of Year	7,456	390	1,516	11,368	20,730
Increase in Fair Value of Ontario Nuclear Funds (Note 10)	–	–	–	1,121	1,121
Remittances (to) Consolidated Revenue Fund	(117)	(1,805)	(2,042)	–	(3,964)
Net Assets	8,072	416	1,469	13,545	23,502
[1] Amounts reported using Part V of the CPA Canada Handbook.
[2] Amounts reported using IFRS.
[3] Existing policy and practice is to have the hydro sector's net income remain in the hydro sector to pay down the debt of Ontario Electricity Financial Corporation, an agency of the Province responsible for managing the stranded debt and other liabilities of the former Ontario Hydro.

Province of Ontario Schedule 9: Government Business Enterprises
Hydro One Inc.
The principal business of Hydro One Inc. is the transmission and distribution of electricity to customers within Ontario. It is regulated by the Ontario Energy Board.
Liquor Control Board of Ontario
The Liquor Control Board of Ontario regulates the purchase, sale and distribution of liquor for home consumption and liquor sales to licensed establishments through Liquor Control Board stores, Brewers' Retail stores and winery retail stores throughout Ontario. The Board buys wine and liquor products for resale to the public, tests all products sold and establishes prices for beer, wine and spirits.
Ontario Lottery and Gaming Corporation
The Corporation conducts lottery games and operates commercial casinos, charity casinos, and slot machines at Ontario racetracks.
Ontario Power Generation Inc.
The principal business of Ontario Power Generation Inc. is the generation and sale of electricity in the Ontario wholesale market and in the interconnected markets of Quebec, Manitoba and the northeast and midwest United States.

Province of Ontario Schedule 10: Broader Public Sector Organizations Summary financial information of Broader Public Sector Organizations is provided below.
For the year ended March 31, 2015 ($ Millions)	Hospitals	School Boards	Colleges	Total
Expense
Salaries, Wages and Benefits	17,470	19,127	2,400	38,997
Amortization Expense	1,440	1,006	258	2,704
Interest Expense[1]	165	407	14	586
Other Expense	7,128	3,652	1,155	11,935
Fees, Donations and Other Revenues	(4,217)	(1,283)	(2,117)	(7,617)
Total Sector Expense	21,986	22,909	1,710	46,605
Transfers from the Province	(23,028)	(23,625)	(1,813)	(48,466)
Net Impact on Provincial Expense – (Decrease)	(1,042)	(716)	(103)	(1,861)
[1] Interest Revenue is netted with Interest Expense.

GLOSSARY
Note: The descriptions of the terms in the glossary are provided for the purpose of assisting readers of the 2014–15 Public Accounts. The descriptions do not affect or alter the meaning of any term under law. The glossary does not form part of the audited consolidated financial statements.
Accumulated Amortization: the total amortization that has been recorded over the life of an asset to date. The asset's total cost less the accumulated amortization gives the asset's net book value.
Accumulated Deficit: the difference between liabilities and assets. It represents the total of all past annual deficits minus all past annual surpluses, including prior-period adjustments.
Amortization: expensing a portion of an asset's cost in an accounting period by allocating its cost over its estimated useful life. This is applicable to tangible capital assets and items such as expenses relating to a debt issue.
Appropriation: an authority of the Legislative Assembly to pay money out of the Consolidated Revenue Fund or to incur a non-cash expense.
Broader Public Sector (BPS): public hospitals, specialty psychiatric hospitals, school boards and colleges. For financial statement purposes, universities and other organizations such as municipalities are excluded because they do not meet the criteria of government organizations as recommended by the Public Sector Accounting Board of the Chartered Professional Accountants of Canada.
Canada Health Transfer (CHT): a federal transfer provided to each province and territory in support of health care.
Canada Social Transfer (CST): a federal transfer provided to each province and territory in support of post-secondary education, social assistance and social services, including early childhood development, early learning and child care.
Capital Gain: the profit arising from the sale or transfer of capital assets or investments. For accounting purposes, it is the proceeds or market value received less the net book value of the capital asset or investment.
Capital Lease: a lease that, from the point of view of the lessee, transfers substantially all the benefits and risks incident to ownership of property to the lessee.
Cash and Cash Equivalents: cash or other short-term liquid low-risk instruments that are readily convertible to cash, typically within three months or less.
Consolidated Revenue Fund (CRF): the aggregate of all public monies on deposit to the credit of the Minister of Finance or in the name of any agency of the Crown approved by the Lieutenant Governor in Council. Payments made from the CRF must be appropriated by a statute. See Appropriation.
Consolidation: the inclusion of the financial results of government-controlled organizations in the Province's consolidated financial statements.
Consumer Price Index (CPI): a broad measure of the cost of living. Through the monthly CPI, Statistics Canada tracks the retail price of a representative shopping basket of goods and services from an average household's expenditure: food, housing, transportation, furniture, clothing, and recreation. The percentage of the total basket that any item occupies is termed the "weight" and reflects typical consumer spending patterns. Since people tend to spend more on food than clothing, changes in the price of food have a bigger impact on the index than, for example, changes in the price of clothing and footwear.
Contingency Fund: an amount of expense that is approved by the Legislative Assembly at the beginning of the year to cover higher spending due to unforeseen events. This approved spending limit is allocated during the year to ministries for their programs and activities. The actual costs incurred are charged to the respective programs and activities and not to the contingency fund. Therefore, the contingency fund as at the end of the Province's fiscal year is nil. See Reserve.
Contingent Liabilities: possible obligations that may result in the future sacrifice of economic benefits arising from existing conditions or situations involving uncertainty, which will ultimately be resolved when one or more future events not wholly within the government's control occur or fail to occur. Resolution of the uncertainty will confirm the incurrence or non-incurrence of a liability.
Contractual Obligations: obligations of a government to others that will become liabilities when the terms of any contract or agreement, which the government had entered into, are met.
Debenture: a debt instrument where the issuer promises to pay interest and repay the principal by the maturity date. It is unsecured, meaning there is no lien on any specific asset.
Debt: an obligation resulting from the borrowing of money.
Deferred Capital Contribution: the unamortized portion of tangible capital assets or liabilities to construct or acquire tangible capital assets from specific funding received from other levels of government or third parties. Deferred capital contribution is recorded in revenue over the estimated useful life of the underlying tangible capital assets once constructed or acquired by the Province.
Deferred Revenue: unspent externally restricted grants from other levels of government and third parties for operating activities. Deferred revenues are recorded into revenue in the period in which the amount received is used for the purposes specified.
Deficit: the amount by which government expenses exceed revenues in any given year. On a forecast basis, a reserve may be included.
Derivatives: financial contracts that derive their value from other underlying instruments. The Province uses derivatives including swaps, forward foreign exchange contracts, forward rate agreements, futures and options to hedge and minimize interest costs.
Expected Average Remaining Service Life: total number of years of future services expected to be rendered by that group of employees divided by the number of employees in the group.
Fair Value: the price that would be agreed upon in an arm's length transaction and in an open market between knowledgeable, willing parties who are under no compulsion to act. It is not the effect of a forced or liquidation sale.
Financial Assets: assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations. Financial assets include cash; an asset that is convertible to cash; a contractual right to receive cash or another financial asset from another party; a temporary or portfolio investment; a financial claim on an outside organization or individual; and inventory.
Financial Instrument: liquid asset, equity security in an entity, or a contract that gives rise to a financial asset of one contracting party and a financial liability or equity instrument of the other contracting party.
Fiscal Plan: an outline of the government's consolidated revenue and expense plan for the upcoming fiscal year and the medium term, including information on the projected surplus/deficit. The plan is formally presented in the Budget, which the government presents in the spring of each year and is updated, as required, during the year. The fiscal plan numbers can be different from the expenditures outlined in the Printed Estimates.
Fiscal Year: the Province of Ontario's fiscal year runs from April 1 of a year to March 31 of the following year.
Floating Rate Notes (FRNs): debt instruments that bear a variable rate of interest.
Forgivable Loan: advances where the terms and conditions of the loan agreement allow for the non-repayment of the principal or accrued interest when certain conditions are met.
Forward Contract: a contract that obligates one party to buy, and another party to sell, a specified amount of a particular asset at a specified price, on a given date in the future.
Forward Rate Agreement: a forward contract that specifies the rate of interest, usually short term, to be paid or received on an obligation beginning at a future start date.
Fund: fiscal and accounting entity segregated for the purpose of carrying on specific activities, or attaining certain objectives in accordance with special regulations, restrictions or limitations.
Futures: an exchange-traded contract that confers an obligation to buy or sell a physical or financial commodity at a specified price and amount on a future date.
Gross Domestic Product (GDP): the total unduplicated value of the goods and services produced in the economy of a country or region during a given period such as a quarter or a year. Gross domestic product can be measured three ways: as total income earned in current production, as total final expenditures, or as total net value added in current production.
Hedging: a strategy to minimize the risk of loss on an asset (or a liability) from market fluctuations such as interest rate or foreign exchange rate changes. This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or the liability).
Indemnity: an agreement whereby one party agrees to compensate another party for any loss suffered by that party. The Province can either seek or provide indemnification.
Infrastructure: the facilities, systems and equipment required to provide public services and support private-sector economic activity including network infrastructure (e.g., roads, bridges, water and wastewater systems, large information technology systems), buildings (e.g., hospitals, schools, courts), and machinery and equipment (e.g., medical equipment, research equipment).
Loan Guarantee: an agreement to pay all or part of the amount due on a debt obligation in the event of default by the borrower.
Net Book Value of Tangible Capital Assets: historical cost of tangible capital assets less both the accumulated amortization and the amount of any write-downs.
Net Debt: the difference between the Province's total liabilities and financial assets. It represents the Province's future revenue requirements to pay for past transactions and events.
Nominal: an amount expressed in dollar terms without adjusting for changes in prices due to inflation or deflation. It is not a good basis for comparing values of GDP in different years, for which a "real" value expressed in constant dollars (i.e., adjusted for price changes) is needed. See Real GDP.
Non-Financial Assets: assets that normally do not generate cash capable of being used to repay existing debts. The non-financial assets of the Province are tangible capital assets.
Non-Tax Revenue: revenue received by the government from external sources. This also includes revenues from the sale of goods and services, fines and penalties associated with the enforcement of government regulations and laws; fees and licences; royalties; profits from a self-sustaining Crown agency; and asset sales.
Ontario Disability Support Program (ODSP): a program designed to meet the unique needs of people with disabilities who are in financial need, or who want and are able to work and need support. Ontarians aged 65 years or older who are ineligible for Old Age Security may also qualify for ODSP supports if they are in financial need.
Option: a contract that confers the right, but not the obligation, to buy or sell a specific amount of a commodity, currency or security at a specific price, on a certain future date.
Pension Actuarial Accounting Valuation: a valuation performed by an actuary to measure the pension benefit obligations at the end of the period or a point in time. The valuation attributes the cost of the pension benefit obligations to the period the related services are rendered by the members.
Pension Statutory Actuarial Funding Valuation: a valuation performed by an actuary to determine whether a pension plan has sufficient money to pay for its obligations when they become due. The valuation determines the contributions required to meet the pension benefit obligations.
Present Value: the current worth of one or more future cash payments, determined by discounting the payments using a given rate of interest.
Program Expense: total expense excluding interest on debt.
Public Accounts: the Consolidated Financial Statements of the Province along with supporting statements and schedules as required by the Financial Administration Act.
Real GDP: gross domestic product measured to exclude the impact of changing prices.
Recognition: the process of including an item in the financial statements of an entity.
Reserve: an amount included in the fiscal plan to protect the plan against unforeseen adverse changes in the economic outlook, or in the Provincial revenue and expense. Actual costs incurred by the ministry, which pertains to the reserve, are recorded as expenses of that ministry. See Contingency Fund.
Segment: a distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the financial statements identify the resources allocated to support the major activities of the government.
Sinking Fund Debenture: a debenture that is secured by periodic payments into a fund established to retire long-term debt.
Straight-Line Basis of Amortization: a method whereby the annual amortization expense is computed by dividing i) the historical cost of the asset by ii) the number of years the asset is expected to be used.
Surplus: the amount by which revenues exceed government expenses in any given year. On a forecast basis, a reserve may be included.
Swaption: an option granting its owner the right but not the obligation to enter into an underlying swap. Although options can be traded on a variety of swaps, the term swaption typically refers to options on interest rate swaps.
Tangible Capital Assets: physical assets including land, buildings, transportation infrastructure, vehicles, leased assets, machinery, furniture, equipment and information technology infrastructure and systems, and construction in progress.
Temporary Investments: investments that are transitional or current in nature and generally capable of reasonably prompt liquidation.
Total Debt: the Province's total borrowings outstanding.
Total Expense: sum of program expense and interest on debt expense.
Transfer Payments: grants to individuals, organizations or other levels of government for which the government making the transfer does not:
●	receive any goods or services directly in return, as would occur in a purchase or sale transaction;
●	expect to be repaid, as would be expected in a loan; or
●	expect a financial return, as would be expected in an investment.
      Treasury Bills: short-term debt instrument issued by governments on a discount basis.
Unrealized Gain or Loss: an increase or decrease in the fair value of an asset accruing to the holder. Once the asset is disposed of or written off, the gain or loss is realized.

SOURCES OF ADDITIONAL INFORMATION
The Ontario Budget
The Ontario government presents a Budget each year, usually in the early spring. This document outlines expected expense and revenue for the upcoming fiscal year. For an electronic copy of the Ontario Budget, visit the Ministry of Finance website at www.fin.gov.on.ca.
The Estimates of the Province of Ontario
The government's spending Estimates for the fiscal year commencing April 1 are presented to members of the Legislative Assembly following the presentation of the Ontario Budget by the Minister of Finance. The Estimates outline the spending plans of each ministry and are submitted for approval to the Legislative Assembly according to the Supply Act. For electronic access, go to: www.fin.gov.on.ca.
Ontario Finances
This is a quarterly report on the performance of the government's Budget for the fiscal year. It covers developments during a quarter and provides a revised outlook for the remainder of the year. For electronic access, go to: www.fin.gov.on.ca.
Ontario Economic Accounts
This quarterly report contains data on Ontario's economic activity. For electronic access, go to: www.fin.gov.on.ca.